Registration No. 333-184572

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-1/A-2
REGISTRATION STATEMENT UNDERTHE SECURITIES ACT OF 1933

KALLO INC.
(Name of small business issuer in its charter)

Nevada	5045
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
____________________

15 Allstate Parkway	Corporation Trust Company of Nevada
Suite #600	6100 Neil Road, Suite 500
Markham, Ontario, Canada, L3R 3B4	Reno, Nevada 89511
(416) 246 9997	(775) 688-3061
(Address and telephone number of registrant’s executive office)	(Name, address and telephone number of agent for service)
____________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,”“accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	50,000,000	$0.04	$2,000,000	$229.20

[1]        Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

KALLO INC.
Shares of Common Stock
50,000,000 Shares of Common Stock

This prospectus relates to the resale of up to 50,000,000 shares of the common stock, par value $0.00001 per share, of KALLO INC., a Nevada corporation (the “Common Stock”), by Kodiak Capital Group, LLC, a Delaware limited liability company (“Kodiak”) pursuant to which we have the right to “put” to Kodiak (the “Put Right”) up to $2 million in shares of our common stock (the “Investment Agreement” or “Equity Line of Credit”).

We will not receive any proceeds from the sale of the Common Stock by Kodiak, however, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right. We will bear all costs associated with this registration.

Kodiak is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit. Kodiak will pay us 80% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “KALO”. The last reported sale price of our common stock on the OTCBB on March 22, 2013, was approximately $$ 0.018 per share .

It is not possible to determine the price to the public in any sale of the shares of Common Stock by Kodiak and Kodiak reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, Kodiak will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 10 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. Kodiak are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

We will receive no proceeds from the sale of the shares of common stock sold by Kodiak. However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right.

The date of this prospectus is _______________.

ABOUT THIS OFFERING

This prospectus relates to the resale of up to 50,000,000 shares of common stock issuable to Kodiak Capital Group, LLC in 2012 for investment banking services pursuant to an Investment Agreement with us dated September 26th, 2012 (the “Investment Agreement” or “Equity Line of Credit”).

Pursuant to the Investment Agreement, we have the right to “put” to Kodiak (the “Put Right”) up to $2 million in shares of our common stock (i.e., we can compel Kodiak to purchase our common stock at a pre-determined formula). Accordingly, this prospectus relates, in part, to the resale of up to 50,000,000 shares of our common stock by Kodiak.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 50,000,000 shares pursuant to the exercise of the Put Right, although the number of shares that we will actually issue pursuant to the Put Right may be more or less than 50,000,000, depending on the trading price of our common stock. We currently do not intend to exercise the put right in a manner which would result in our issuance of more than 50,000,000 shares, but if we were to exercise the Put Right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission (“SEC”) and that registration statement would have to be declared effective prior to the issuance of any additional shares.

The Investment Agreement provides, in part, that following notice to Kodiak, we may put to Kodiak up to $2,000,000 in shares of our common stock for a purchase price equal to 80% of the Volume Weighted Average Price which is defined as the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. Kodiak has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio. This prospectus covers, in part, the resale of our stock by Kodiak either in the open market or to other investors through negotiated transactions. Kodiak’s obligations under the Investment Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Kodiak.

All equity offerings are dilutive except that in this case Kallo controls the dilution.  Kodiak Capital cannot own more than 4.9%, of the total outstanding shares. The increase in the number of shares for sale in connection with the equity line of credit will likely decrease the prevailing market price per share and also result in a reduction in the ownership percentage of our company for present shareholders . There are no limits on our ability to make draws under this agreement, except for the limitation on Kodiak not owning more than 4.9% and that the line of credit expires after six  months or after $2,000,000 has been drawn.

Kodiak will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;
•
our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

•	we have complied with our obligations under the Investment Agreement and the attendant Registration Rights Agreement;
•
no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The Investment Agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $2,000,000 of our common stock or six (6) months after the effective date;
•	we file or otherwise enter an order for relief in bankruptcy; or
•	our common stock ceases to be registered under the Securities Exchange Act of 1934 (the “Exchange Act”).

As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Kodiak. The sale of these additional shares could cause our stock price to decline. In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit. If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit. We have no obligation to utilize the full amount available under the Equity Line of Credit.

Fees Paid to Kodiak Capital, LLC

There are no fees payable to Kodiak Capital Group, LLC in this transaction other than the commitment shares of 2,000,000 common shares issued and held in trust to mitigate any risk in the event of non-performance of Kodiak Capital Group. This was an oral understanding we have with Kodiak Capital Group, LLC and has not been produced in writing .

The Company agrees to issue to Kodiak Capital Group, LLC 2,000,000 shares of newly issued restricted Stock upon the execution of this term sheet. All shares will be held in escrow and are due upon either of the following conditions:

-	Company fails to exercise a Put Notice within 30 business days of Effective Date.
-	Company fails to have a registration statement of the Stock declared effective by the SEC by May 1, 2013.
-	Kodiak Capital, LLC purchases all, or a portion of, the Facility Amount exercised by the Company.

The Offering
Shares of common stock offered by Kodiak:	Up to 50,000,000 shares of common stock, which would represent approximately 14.65% of our outstanding common stock.

Common stock to be outstanding after the offering:	Up to 341,345,536 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the shares by Kodiak. However, we will receive proceeds from the Equity Line of Credit. See “Use of Proceeds”.

Risk factors:
You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page10 and all other information set forth in this prospectus before investing in our common stock.

OTC Bulletin Board Symbol:	KALO

Negative Impact and Limits on Equity Line of Credit

The resale of shares of Kodiak will have a dilutive effect upon existing shareholders and cause the control of the Company to change as a result of the number of shares being issued.  Further, by causing up to 50,000,000 shares of common stock to be ingested into the current market, there could be increased difficulty in liquidating existing ownership positions in our shares of common stock. If Kodiak does not purchase any shares put to it, we will not receive any funds from this offering.  Kodiak Capital Group must purchase all of the shares of common stock we put to it, provided, Kodiak Capital Group does not own more that 4.9% of our total outstanding shares of common stock.  Further, we will not be entitled to deliver a put notice to Kodiak and Kodiak will not be obligated to purchase any shares unless the following conditions are satisfied:

(I) this registration statement shall have been declared effective and shall remain effective and available for the resale of all the 50,000,000 shares of common stock at all times until the Closing with respect to a put by us;

(II) at all times during the period beginning on the related put notice date and ending on and including the related closing date, the common stock shall be traded on the Over-the-Counter Bulletin Board and shall not have been suspended from trading thereon for a period of two (2) consecutive trading days;

(III) Kodiak shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of the common stock;

(IV) We have complied with our obligations and is otherwise not in breach of or in default under the Investment Agreement, the Registration Rights Agreement or any other agreement executed in connection herewith which has not been cured prior to delivery of the first put notice;

(V) no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the common stock to Kodiak; and,

(VI) the issuance of the shares of common stock to Kodiak will not violate any shareholder approval requirements of the Over-the-Counter Bulletin Board.

If any of the events described in clauses (I) through (VI) above occurs, then Kodiak will have no obligation to purchase the number of shares put to it .

Analysis of Number of Shares Issuable Under the Equity Line of Credit Agreement
Based on Stock Price Variance

52 week average price $0.11 (19 Dec 2011-18 Dec 2012)
Projection: Share price change v/s capital drawn from equity line of credit
Stock price drop	Share Price	Discounted Price to Kodiak	Shares Required	Capital drawn from equity line of credit
-25%	0.083	0.066	30,303,030	$2,000,000.00
-50%	0.055	0.044	45,454,545	$2,000,000.00
-75%	0.028	0.022	50,000,000	$1,100,000.00

             Currently, the market price for our shares of common stock is $0.018 per share.  Based on that price, we could put all 50,000,000 shares of common stock to Kodiak Capital Group and we could receive $0.014 per share or a total of $720,000.  In order to receive the entire $2,000,000 based upon current prices we would have to register and additional 78,888,888 shares of common stock .

Past Transactions With Kodiak Capital Group

We have not done any transactions with Kodiak Capital Group or its affiliates. In May 2010 we had entered into a similar agreement with Kodiak Capital Group, which was cancelled and withdrawn by us in April 2011, and no transaction took place to cause any impact on the market price of our stock.

Capital Requirements

Analysis of our business acquisition and operations cost indicate a reasonable requirement of USD $2,000,000 or less.  Based on market response to our products, services, and technologies, it is management’s opinion that we will not require additional funding. Management discussed and decided on the 6 month termination provision, anticipating that the Company would draw the $2,000,000 line of credit in installments within 5 months.  This is based upon our belief and the representations made to us by Kodiak that it would be continuously reselling our shares into the market, thereby consistently remaining below the 4.9% ownership limitation.  If Kodiak is unable to resell the shares it acquires from us into the market place, the belief that we could draw the $2,000,000 in installments is flawed and accordingly we will be not able to draw upon the $2,000,000 within six months .

Our business

KALLO INC. was incorporated in the state of Nevada on December 12, 2006 to engage in the business of selling printing equipment, media, display stands and consumables such as inks (dye, uv, solvent) ink cartridges.  We subsequently changed our name to Diamond Technologies Inc. and then to our current name of Kallo Inc.

On December 11, 2009, an agreement was entered into by the Company to acquire 100% of the issued and outstanding shares of Rophe Medical Technologies Inc. (“Rophe”) for cash consideration of $1,200,000 and 3,000,000 of the Company’s common shares valued at $0.122 per share for total purchase price of $1,565,000 (the “Rophe Acquisition”). The $1,200,000 was initially payable as follows: $50,000 within 30 days of the date of the agreement; $200,000 on March 31, 2010; $250,000 on April 30, 2010; $233,333 on launch of Project 1; $233,333 on launch of Project 2; and, $233,334 on launch of Project 3. This transaction was closed on December 31, 2009.

Subsequently, the Rophe Acquisition payment terms were amended and 3,000,000 additional shares of restricted common stock were issued in 2009 as payment for $400,000 with the remaining cash consideration as follows: $35,000 by March 5, 2010, $65,000 by March 31, 2010, $233,333 on launch of Project 1; $233,333 on launch of Project 2; and, $233,334 on launch of Project 3. As at December 31, 2011, there is a payable in the amount of $56,502. The 3,000,000 shares were considered issued as at the closing date of the acquisition and the total of 6,000,000 shares issued for the Rophe acquisition are restricted.

The total recorded acquisition price of $865,000 was allocated to the copyrights obtained in the acquisition as they were the only significant assets of Rophe, which did not have any operations. The Company has not recorded the remaining contingent payment of $700,000 due to the uncertainty of the launch of Projects 1, 2 and 3.

On or about December 11, 2009, we changed our business focus from selling printing equipment to manufacturing and developing software designed to taking medical information from many sources and depositing it into a single source as an electronic medical record for each patient.

Our administrative office is located at 15 Allstate Parkway, Suite 600, Ontario, Canada L3R 5B6, our telephone number is (416) 246-9997.  Our registered agent for service of process is the Corporation Trust Company of Nevada, located at 6100 Neil Road, Suite 500, Reno, Nevada 89511.  Our fiscal year end is December 31st.

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of
	December 31, 2012	December 31, 2011
	(Audited)	(Audited)
Balance Sheet
Total Assets	$1,480,999	$1,163,270
Total Liabilities	$1,557,154	$2,056,815
Stockholders’ Equity (Deficit)	$(76,155)	$(893,545)

	For the Year Ended	For the Year Ended
	December 31, 2012	December 31, 2011
	(Audited)	(Audited)
Income Statement
Revenue	$0	$0
Total Expenses	$7,003,791	$5,337,700
Net Loss	$(7,003,791)	$(5,337,700)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Kallo Inc.:

1.   Our auditors have included a going concern emphasis of matter paragraph, which indicates that the consolidated financial statements were prepared under the assumption that the Company will continue as a going concern.

Our auditors have included a going concern emphasis of matter paragraph.  This means that the amounts of assets and liabilities in the consolidated financial statements do not purport to represent realizable or settlement values.

2.   Because we have changed business, we lack an operating history and have losses which we expect to continue into the future.  There is no assurance our operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on December 12, 2006 and we have not generated revenues during the past three years. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $17,365,763 . Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*           our ability to manufacture our products
*           our ability to attract customers who will buy products
*           our ability to generate revenues

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues.   We cannot guarantee that we will be successful in generating revenues in the future.  Failure to generate revenues will cause us to go out of business.

3.   We have only one customer and we cannot guarantee we will ever have a solid customer base.  Even if we obtain clients or customers, there is no assurance that we will make a profit.

We have only one customer.   While we have identified other customers, there is no assurance we will engage in business with any of them.  Even if we obtain additional orders for our products or clients there is no guarantee that we will ever generate revenues or a profit if we are unable to attract additional customers and sell them our products, we will have to suspend or cease operations.

4.   We need additional capital in order to stay in business for one year.  If we can’t raise it, we could go out of business.

We have exhausted our capital and need additional funds to continue our operations.  If we can’t raise it through this offering, we may have to cease operations. Analysis of our business acquisition and operations cost indicate a reasonable requirement of USD $2,000,000 or less.  The equity line of credit for $2,000,000 would satisfy the need for capital established by the business analysis in our management’s opinion. We believe we could maintain our current operations upon receipt of $500,000 .

5.   Because we are small and do not have much capital, we must limit marketing our services to potential customers and suppliers.  As a result, we may not be able to attract enough customers to operate profitably.  If we do not make a profit, we may have to suspend or cease operations.

Because we are small and do not have much capital, we must limit marketing our website to potential customers and suppliers.  Because we will be limiting our marketing activities, we may not be able to attract enough customers to buy or suppliers to sell products to operate profitably.  If we cannot operate profitably, we may have to suspend or cease operations.

6.   Because most of our assets and our officers and directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our officers and directors.

Our assets are located outside of the United States and most of our officers’ and directors’ assets are located outside the United States. As a result, it may be difficult for you to effect service of process or enforce within the United States, any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, it is unlikely that the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our  officers and directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our officers and directors predicated upon the securities laws of the United States or any state thereof.

7.   We operate in a highly competitive industry and we cannot guarantee you that we will ever achieve any level of success in competing for clients.

The computer industry is very competitive. We are at a competitive disadvantage in attracting clients due to our relatively small size. Most of our competitors are larger and more diversified than we are and have greater financial resources.  We cannot predict the degree of success, if any, with which we will meet competition in the future.

Risks associated with this offering:

8.   We are registering an aggregate of 50,000,000 shares of common stock, which are to be issued under the Equity Line of Credit. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 50,000,000 shares of common stock which will be issued pursuant to the Equity Line of Credit. The sale of these shares into the public market could depress the market price of our common stock. As of January 31, 2013, there were 291,345,536 shares of our common stock issued and outstanding.

9.   Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Equity Line of Credit.

This registration contemplates our issuance of up to 50,000,000 shares of our common stock to Kodiak, subject to certain restrictions and obligations. If the terms and conditions of the Equity Line of Credit are satisfied, and we choose to exercise our Put Rights to sell 50,000,000 shares of our common stock to Kodiak, our existing stockholders’ ownership will be diluted by such sales. Consequently, the value of your investment may decrease. Our Equity Line of Credit with Kodiak contemplates the potential future issuance and sale of up to $2,000,000 of our common stock to Kodiak subject to certain restrictions and obligations.

10.   Kodiak will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Kodiak pursuant to the Investment Agreement will be purchased at a twenty percent (20%) discount to the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. Kodiak has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Kodiak sells the shares, the price of our common stock could decrease. If our stock price decreases, Kodiak may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

11.   There may not be sufficient trading volume in our common stock to permit us to put shares to Kodiak.

In order to put the shares to Kodiak, there has to be sufficient trading volume to allow Kodiak to resell the shares put to it into the open market.  Insufficient trading volume will prevent Kodiak from selling its shares into the market and prevent us from putting more shares to Kodiak since it is a condition to our contract with Kodiak that Kodiak can never own more than 4.99% of our total outstanding shares of common stock at any one time. If we cannot “put” shares to Kodiak, we cannot receive payment therefore.

12.   Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically or “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

13.   The limited public trading market may cause volatility in our stock price.

The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to this volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

14.   The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

The SEC has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

15.   Rule 144 Related Risk.

The SEC adopted amendments to Rule 144, which became effective on February 15, 2008 that apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding; or
•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

16.   Restrictions on the reliance of Rule 144 by Shell Companies or former Shell Companies.

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	The issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a business combination will not be able to sell our shares without registration until one year after we have completed our initial business combination.   We are not a “shell company” and have not been so for a period in excess of twelve (12) months.

Forward-Looking Statements

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by Kodiak. However, we will receive proceeds from the sale of our common stock to Kodiak pursuant to the Investment Agreement. The proceeds from our exercise of the Put Right pursuant to the Investment Agreement will be used for working capital.

SELLING SECURITYHOLDER

The following table details the name of each selling stockholder, the number of shares owned by Kodiak Capital Group LLC, (“Kodiak”) the sole selling stockholder, and the number of shares that may be offered by Kodiak Capital Group LLC is not a broker-dealer. Kodiak is deemed an underwriter and therefore this offering is also considered an indirect primary offering.  Kodiak may sell up to 50,000,000shares, which are issuable upon the exercise of our put right with Kodiak.  Kodiak will not assign its obligations under the equity line of credit.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering

Kodiak Capital Group LLC (1)	0	0%	50,000,000	14.65%

(1)	Pursuant to put right set forth in Investment Agreement. Ryan Hudson exercises dispositive and voting control for Kodiak Capital Group, LLC.

PLAN OF DISTRIBUTION

This prospectus includes 50,000,000 shares of common stock offered by Kodiak.

Kodiak and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Kodiak may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with Kodiak to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

Kodiak or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that Kodiak will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. Kodiak cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, Kodiak. Kodiak and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, will be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Kodiak Capital Group LLC is not permitted to assign its obligations under the equity line.

We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to Kodiak, but excluding brokerage commissions or underwriter discounts. Kodiak, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  Kodiak has not entered into any agreement with a prospective underwriter; however, there is no assurance that any such agreement will not be entered into.

Kodiak may pledge its shares to its brokers under the margin provisions of customer agreements. If Kodiak defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Kodiak and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, Kodiak or any other such person. In the event that Kodiak is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then Kodiak will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, Kodiak is contractually restricted from engaging in short sells. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify certain of Kodiak, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities. If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We agreed to use our best reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by Kodiak without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. Since Kodiak is deemed an underwriter, Rule 144 of the Securities Act of 1933, as amended, is unavailable for the resale of the shares by Kodiak.

MARKET FOR OUR COMMON STOCK

Our shares are traded on the Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol “KALO”. A summary of trading by quarter for 2012, 2011 and 2010 is as follows:

Fiscal Year – 2012	High Bid	Low Bid

Fourth Quarter 10-1-2012 to 12-31-12	$0.06	$0.01
Third Quarter 7-1-12 to 9-30-12	$0.20	$0.01
Second Quarter 4-1-12 to 6-30-12	$1.00	$0.25
First Quarter 1-1-12 to 3-31-12	$0.24	$0.05

Fiscal Year – 2011	High Bid	Low Bid

Fourth Quarter 10-1-11 to 12-31-11	$0.11	$0.02
Third Quarter 7-1-11 to 9-30-11	$0.10	$0.05
Second Quarter 4-1-11 to 6-30-11	$0.22	$0.10
First Quarter 1-1-11 to 3-31-11	$0.22	$0.05

The foregoing reflects a three-for-one stock dividend declared on February 11, 2008.

Dividends

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

A stock dividend was declared on February 11, 2008, wherein two additional common shares were issued for each one common share issued and outstanding as at February 25, 2008. We have not declared any other dividends.

Section 15(g) of the Securities Exchange Act of 1934

Our company’s shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Securities authorized for issuance under equity compensation plans

We currently have two equity compensation plans:  the 2012 Non-Qualified Incentive Stock Option Plan and the 2011 Non-Qualified Incentive Stock Option Plan.

The 2012Non-Qualified Incentive Stock Option Plan provides for the issuance of stock options for services rendered to us.  The board of directors is vested with the power to determine the terms and conditions of the options.  The Plan includes 50,000,000 shares of common stock.

The 2011 Non-Qualified Incentive Stock Option Plan provides for the issuance of stock options for services rendered to us.  The board of directors is vested with the power to determine the terms and conditions of the options.  The Plan included 10,000,000 shares of common stock.  At September 7, 2012, options to acquire 7,233,334 shares have been granted; 7,233,334 options have been exercised; and, 2,766,666 options to acquire shares of common stock remain available under this plan.

	Number of securities to	Weighted-average	Number of securities remaining
	be issued upon exercise	exercise price of	available for future issuance
	of outstanding options,	outstanding options,	under equity compensation plans
	warrants and rights	warrants and rights	(excluding securities in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans
approved by security holders	None	None	None

Equity compensation plans
not approved by securities holders	0	$0.0	52,766,666

Total	0	$0.0	52,766,666

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

             This section of the report includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this report. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our auditors have included a going concern emphasis of matter paragraph as part of the audit of our year-end consolidated financial statements.  We have not generated revenues from our operations during the last three years.  The only revenues generated by us was in 2007, when we were engaged in the business of selling printing equipment and related products. We have been able to remain in business as a result of investments, in debt or equity securities, by our officers and directors and by other unrelated parties.  We expect to incur operating losses in the foreseeable future and our ability to continue as a going concern is dependent upon our ability to raise additional money through investments by others and achieve profitable operations.  There is no assurance that we will be able to raise additional money or that additional money or that additional financing will be available to us on satisfactory terms or that we will be able to achieve profitable operations. The consolidated statements were prepared under the assumption that the Company will continue as a going concern, however, there can be no assurance that such financial support shall be ongoing or available on terms or conditions acceptable to the Company. This raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For the last four fiscal years, starting January 2010, Kallo management and board of directors have raised funds through a personal and professional network of angel investors.  This has enabled product and business development, continued operations, and generation of customer interest.  In order to continue operations, management has contemplated several options to raise capital and sustain operations in the next 12 months.  One of these options is an equity line of credit from Kodiak Capital Group LLC. Management’s opinion is that this line of credit from Kodiak Capital Group LLC will enable continued operations for the next 12 months.  There is no assurance that Kodiak Capital Group LLC will supply us with any money.  In the event we do not receive any funds from Kodiak, we will continue to borrow money from or sell restricted shares of our common stock to our officers and directors in order to maintain operations.  Our officers and directors are under no legal duty to provide us with additional financing nor have our officers and directors committed to provide us with additional financing.

Analysis of our business acquisition and operations cost indicate a reasonable requirement of USD $2,000,000 or less.  We have entered into an agreement with Kodiak Capital Group, LLC., a Delaware limited liability company (“Kodiak”) whereby we have the right to “put” to Kodiak up to $2,000,000 in our shares of common stock.  In connection therewith, we have filed a Form S-1 registration statement with the Securities and Exchange Commission registering for sale up to 50,000,000 shares of our common stock.  Based upon the current price of our common stock, we believe that if Kodiak purchases all 50,000,000 shares of common stock, we will only receive $720,000.  In order to raise the balance of $1,280,000, we will have to register another 100,000,000 shares of common stock.  The foregoing assumes that the market price for our common stock will not decrease further.  If the market price for our common stock decreases further, we will have to register additional shares for sale which will continue to dilute our existing shareholders substantially .

On November 20, 2012, we signed a memorandum of understanding with the Ministry of Health of the Republic of Ghana for the supply and implementation of a National Mobile Care program with Mobile Clinics and Clinical Command Centers integrated with the existing healthcare system and improve the healthcare delivery services to the rural and remote population of Ghana at large for a total project cost for National implementation and Maintenance support for five years of US$158,500,000.

1.         The Ministry of Health of the Republic of Ghana and Kallo Inc. have agreed that a contract for the implementation of the Mobile Care projects will be signed when the following conditions have been satisfied:

a)	Approval of the Credit Agreement by the Cabinet and Parliament of Republic of Ghana and the relevant KALLO INC. for the implementation of the projects;
b)
Approval by the Ministry of Health of the detailed proposal for Mobile Care project submitted by Kallo Inc., dated 19 November 2012 which includes detailed technical specifications for the mobile clinics, training and maintenance support services.

c)	The training program will include a certification process for Kallo Inc., affiliated Canadian and United States Of America Medical Teaching University and Applied Science Colleges.
d)	Successful completion of “Value for Money” audit of the Contractor’s proposal and negotiations;
e)	Approval of the contract by the Public Procurement Authority of Ghana.

2.         That the National rollout overview and supply and training schedules will be mutually agreed, upon the acceptance of the indicative terms and condition of the loan by the Ministry of Finance and Economic Planning of the Republic of Ghana;

3.         That Party B’s financial proposals attached herein to be used by the Ministry of Finance and Economic Planning for consideration and value for money assessment;

a)	That Party B’s technical proposals shall be considered by a team of experts for assessment and negotiation

4.         Any disputes between the parties shall be resolved through negotiation and mediation by the appropriate authorities

5.         That within 30 days after the signing of the MOU, Party A shall notify Party B by a written document his requirements and specifications which shall include and not be limited to the following information:

a)	Feasibility study report
b)	National geographic locations and demographic deployment schedules for Mobile Clinics and Clinical Command Centers
c)	Different functional requirements of Mobile clinics for both rural and urban locations
d)	Number of Mobile Clinics and Clinical Command Centers in each region
e)	Current standards for medical equipment in hospital in Ghana, for example: the standard of radiation control of X-ray machine
f)
Standards for electric appliances used in mobile clinics and for environmental protection, for example: power outlet and interface of electric appliances, busing standards for the protection for X-ray machine

g)	Standards for waste-water treatment, medical waste treatment, operating-room and supply room of the Mobile Clinic
h)	Human resources deployment in district level hospital for mobile clinic
i)	Standards for contagions diseases isolation and sterilization in Ghana
j)	Principal of accessory and spare-parts supply
k)	Principle of medical consumables and medical equipment consumables

As at March 13, 2013, the following items have been satisfied:

a)
Approval by the Ministry of Health of the detailed proposal for Mobile Care project submitted by Kallo Inc., dated 19 November 2012 which includes detailed technical specifications for the mobile clinics, training and maintenance support services.

b)	The training program will include a certification process for Kallo Inc., affiliated Canadian and United States Of America Medical Teaching University and Applied Science Colleges.
c)	Feasibility study report
d)	National geographic locations and demographic deployment schedules for Mobile Clinics and Clinical Command Centers
e)	Different functional requirements of Mobile clinics for both rural and urban locations
f)	Number of Mobile Clinics and Clinical Command Centers in each region
g)	Current standards for medical equipment in hospital in Ghana, for example: the standard of radiation control of X-ray machine
h)
Standards for electric appliances used in mobile clinics and for environmental protection, for example: power outlet and interface of electric appliances, busing standards for the protection for X -ray machine

i)	Standards for waste-water treatment, medical waste treatment, operating-room and supply room of the Mobile Clinic
j)	Human resources deployment in district level hospital for mobile clinic
k)	Standards for contagions diseases isolation and sterilization in Ghana
l)	Principal of accessory and spare-parts supply
m)	Principle of medical consumables and medical equipment consumables

Plan of Operation at March 31, 2013

The following plan of operation contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth elsewhere in this document.

Kallo mobile Care implementation plan for Ghana is based on the timelines of the Mobiles Clinic’s delivery and training provided by Kallo.

Based on the Delivery plan of Kallo Inc. there is a lead-time of 5-6 months for production and delivery of the first 2 mobile clinics in Ghana from the time of confirmed purchase order along with payments through Bank.

In this period of 5-6 months from the date of purchase order confirmation to Kallo Inc. the following shall be completed for go live of the Mobile Clinics.

1.	Establish geographical coverage for Mobile Clinics based on hospitals to population ratio in specific rural areas of Ghana
2.	Establish the Specialists support from Teaching Hospitals
3.	Establish Leadership for operational and administrative support
4.	Establish Governance Councils for operations, Education and Training

Kallo Mobile Care program with Mobile Clinics, Clinical and Administrative Command Centers deployed in an integrated model with the current healthcare delivery services will produce demonstrable impact in the community in terms of improved healthcare delivery within 12 months of implementation that would contribute to the flagship achievement by the current government to its merit.

Our plan and focus during the next twelve months include implementing Kallo Mobile Care program in Ghana in a timely manner, selling our existing products as well as developing and possibly selling new products.

Costs Associated with the Plan of Operations

Currently under the Plan of Operations, we have expenses towards 7 full time resources, including engineers, applications specialist, and project and operations managers.  We have completed the product development phase for Electronic Medical Records system, Mobile Clinics, and Clinical Command Centers.  Our efforts are focused in commercializing these technologies and generating revenue. The current capital requirement caters only to the resources, infrastructure, and business development expenses for these technologies. Management analysis of our business acquisition and operations cost indicate a reasonable requirement of USD $2,000,000 or less for the next 12-18 months of operations.  Kallo management anticipates that this infusion of capital will generate revenue from sales of the above-mentioned technologies.  This will in turn sustain the company and enable further development of other Kallo owned copyrighted technologies.

Our Sales and Marketing Strategy for existing developed products

KALLO EMCURx (EMR)

As of the date of this report, we have achieved an EMR milestone for Specialists, by securing an accepted and signed installation order.  Our specialist EMR product, EMCURx, is customized to satisfy the needs of specialists, regardless of their specialty. The software is being installed and advance payment of $24,990 has been received as of December 31, 2012. Revenue from this installation will be $30,000 with an anticipated gross profit of $20,000. Clinical user and administrative training will be completed in July 2013 to ensure seamless transition to a paperless digital medical clinic. Work on this order has commenced and installation will be completed in the third quarter 2013.

Our milestones during the next twelve months are:

1 - Developing our sales organization and marketing the third party products along with our software that bring the data from these products into an EMR system in the major metropolitan areas of Canada. We expect the cost to be $300,000 and 12 months to complete this Milestone.

2 – Simultaneously with the build-up of our sales organization, we will build a product support team that will provide installation, training and customer support. We expect the cost to be $500,000 and 12 months to complete this Milestone .

3 – Expanding our market from the larger metropolitan areas to the smaller rural and more distant medical facilities. We expect the cost to be $250,000 and 12 months to complete this Milestone.

4 – Developing our Mobile Care business globally. We expect the cost to be $ 700,000 and 12 months to complete the Milestone.

Within Canada, we will focus on having a direct sales force to market and sell EMR to walk-in clinics/doctor’s offices, Independent Diagnostic Centers /Independent Health Facilities and hospitals. The revenue generation from EMR consists of product sales, implementation, integration, training, on-going maintenance, and professional services.

Outside Canada, we may establish commercial partnerships for all of our product candidates in order to accelerate development and marketing in those countries and further broaden our products’ commercial potential.

KALLO MOBILE CARE

We have successfully launched one of our copyrighted technologies “MOBILE CARE” - Mobile Clinics in November 2011, and have since then received several enquiries for this product from countries in Africa, Vietnam, North West Territories and Northern Ontario in Canada, USA and the Middle East.  We have not been contacted Sudan, Syria, or Iran.  If we were contacted by Sudan, Syria, or Iran, we would not do business with them or with any entity located within their geographical boundaries since they are designated by the U.S. Department of State as sponsors of terrorism and are subject to U.S. economic sanctions and export controls. Based on the levels of interest from the local Ministries of Health, we have selected companies with business and technical strengths as our local representatives for sales and support in the region. Mobile Care is a state of the art clinical setup in a vehicle equipped with the latest technology in healthcare. More than just a facility, Mobile Care can instantly connect the onboard physician with specialists for on-demand consultation via satellite through its Telehealth system. This is truly a holistic approach to delivering healthcare to the remotely located. For many rural communities, the nearest hospital, doctor or nurse may be hundreds of kilometers away. In many cases, this gap can be bridged using Telehealth technology that allows patients, nurses and doctors to talk as if they were in the same room.  Mobile Care is not the same thing as EMR referred to herein.

We expect to see sales revenues from Kallo’s Mobile Care business unit in the next twelve (12) months. Kallo’s Mobile Clinic is equipped with necessary medical equipment as per regional healthcare requirements. We also install our copyrighted software and third party software as required. Revenue is generated by charging for medical equipment, software licenses, installation implementation and training. This generates an ongoing revenue stream for service, maintenance, spare-parts, and consumables.

Our Development and Commercialization Strategy for new products

We intend to initiate sales of our products in our target commercial areas. Our target commercial areas are hospitals, clinics and doctors’ offices.  We expect to focus on marketing our current offering as well as completing product development for our product candidates in order to increase our possibilities for current and future revenue generation.

Our forward-looking plan envisions applying our copyrighted design and technology to develop three additional products, to bring to market integrated computer systems that address today’s critical health management needs in epidemic control, medical information flow across borders and provision of heath care in rural and remote areas.

In addition to our EMR, which is ready for production, we have prioritized the following products for completion of development and are listing them in order of priority.

A.	M.C. Telehealth – Mobile Clinic Telehealth System – Developed and launched in November 2011.
B.	EMR Integration Engine - Electronic Medical Record Integration Engine - Under development.
C.	C&ID-IMS – Communicable and Infectious Disease Information Management System - Under Development
D.	CCG Technology - Clinical-Care Globalization technology – Under Development

We do not at this time have a definitive timetable as to when we will complete these intense development efforts.

We are considered to be in the development stage, as defined under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915-205. We have been in the development stage since our inception. We have had no substantial recurring source of revenue; we have incurred operating losses since inception and at December 31, 2012 had a working capital deficiency of $1,018,696.

The development and marketing of new medical software technology is capital intensive. We have funded operations to date either through the sale of our common stock or through advances made by our key shareholders.

We have utilized funds obtained to date for organizational purposes and to commence certain financial transactions. We require additional funding to complete these transactions (including the acquisition of a service-based, valued-business enterprise and related expenses), expand our marketing and sales efforts and increase the Company’s revenue base.

Limited operating history; need for additional capital

There is no historical financial information about us upon which to base an evaluation of our performance. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price increases in services and products.

To become profitable and competitive, we have to sell our products and services.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

Revenues

a)
We did not generate any revenues during the year ended December 31, 2012 or 2011. From our inception on December 12, 2006 through December 31, 2012 we generated $15,887 in revenues. We generated the revenues in 2007 when we were engaged in the business of selling printing equipment and related products. The revenues were generated in fiscal year 2007. Since then we have not generated any revenues. We are in the process of completing the user training for our first installation of EMR for Specialists and will start generating revenues in early 2013.

Expenses

During the year ended December 31, 2012 we incurred total expenses of $7,003,791, including $5,392,199 in salaries and compensation, $88,569 in depreciation, $615,747 in professional fees, $419,702 in selling and marketing expenses and $487,574 as other expenses. Our professional fees consist of legal, consulting, accounting and auditing fees.

During the year ended December 31, 2011 we incurred total expenses of $5,337,700.

The increase in our expenses for the year ended December 31, 2012 was primarily due to an increase in salaries and compensation of $2,403,849offset by a decrease in research and development costs of $162,815 and a decrease in professional fees of $686,981.

Net Loss

During the year ended December 31, 2012 we did not generate any revenues and we incurred a net loss of $7,003,791 compared to a net loss of $5,337,700 in 2011.

From our inception on December 12, 2006 to December 31, 2012 we incurred a net loss of $17,401,262, $15,089,288 of which was general and administration, $824,292 of which was software development costs, $938,559 of which was selling and marketing and $552,170 of which was other expenses.

Results of Operations

From Inception on December 12, 2006 to December 31, 2012

During the year 2007, we incorporated the company, hired the attorney and the auditor and began to negotiate contracts and sell printing related products.

During the year 2008 we continued sourcing products. We did not sell any products or services.

During the year 2009, we did not sell any products or services. We acquired all of the issued and outstanding shares of common stock of Rophe Medical Technologies, Inc.

During the year 2010, we relocated the Company’s executive office to Markham, Ontario, changed the Company’s name to Kallo Inc., cancelled various employment contracts with previous officers and obtained forgiveness of debt from several directors and officers for compensation and debt owing to them. Our loss since inception is $9,892,676.

Since inception, we sold 5,000,000 pre-dividend shares of common stock to our officers and directors for $50; issued 490,500 pre-dividend shares of common stock at $0.25 per share for a total of $122,625; and issued 83,334 pre-dividend shares of common stock at $0.60 per share for a total of $50,000. Those shares were subsequently increased to reflect a 3 for 1 stock dividend declared on February 11, 2008.

In 2009, we sold 150,000 shares of common stock to our President for $15,000. We issued 6,000,000 shares of common stock to Rophe Medical Technologies Inc. and incurred debt of $100,000 for 300 common shares of Rophe .

In the first quarter of 2010, we sold 1,133,664 shares of common stock at $0.15 per share for a total of $170,050.

Between July 1, 2010 and October 25, 2010, the Company sold 1,580,000 units of the Company’s common stock and common share warrant at $0.25 per unit for gross proceeds of $395,000. Each unit comprised of one common share and one common share warrant.  Each common share warrant is exercisable for a period of one year expiring on December 31, 2011 at a price of $0.50 per share.

On August 18, 2010, we issued 13,500,000 common stock of the Company valued at $3,375,000 for cash proceeds of $1,350 from the directors and officers of the Company and stock based compensation of $3,373,650.

In 2011, we sold 13,604,132 shares of common stock for a total of $718,694 and issued 883,334 shares of common stock to creditors in satisfaction of $49,434 in outstanding payables. We also issued 58,500,000 common stock of the Company valued at $3,125,000 for cash proceeds of $5,850 from the directors and officers of the Company and stock based compensation of $3,119,150.

On October 24, 2011, we issued 1,000,000 common stock of the Company valued at $70,000 to a consultant for the provision of services relating to the marketing of the Company’s business and products to the public.

During the quarter ended March 31, 2012, the Company issued 5,000,000 shares of its common stock valued at $350,000 to consultants for the provision of various services to the Company.

During the year ended December 31, 2012, the Company’s issued 52,589,910 shares of its common stock in consideration of $2,629,497, of which $394,474 was received as at December 31, 2011.

On February 3, 2012, the Company issued 500,000 shares of its common stock to creditors in consideration of satisfaction of $35,927 in outstanding payables.

On June 1, 2012, the Company issued 500,000 restricted shares of its common stock to a past officer as compensation of $60,000 for past services rendered.

On July 20, 2012, the Company issued 350,000 restricted shares of common stock to a creditor in consideration of satisfaction for services rendered for a fair value of $24,500.

During the year ended December 31, 2012, the Company sold 117,833,494 restricted shares of its common stock at $0.0001 to various officers, employees and parties related to them in consideration of satisfaction of $11,564 in outstanding payables and as compensation for future services in the amount of $4,734,814.

On September 26, 2012, the Company entered into a investment agreement with Kodiak Capital Group, LLC (“Kodiak”) whereby the company issued 2,000,000 shares of its common stock in exchange for an option to sell up to $2,000,000 worth of shares of the Company at a price equal to eighty percent (80%) of the lowest daily preceding five days Volume Weighted Average Price at the time of exercise and expires six months from inception.

From Inception on December 12, 2006 to December 31, 2011

During the year 2007, we incorporated the company, hired the attorney and the auditor and began to negotiate contracts and sell printing related products.

During the year 2008, we continued sourcing products. We did not sell any products or services.

During the year 2009, we did not sell any products or services. We acquired all of the issued and outstanding shares of common stock of Rophe Medical Technologies, Inc.

During the year 2010, we relocated the Company’s executive office to Markham, Ontario, changed the Company’s name to Kallo Inc., cancelled various employment contracts with previous officers and obtained forgiveness of debt from several directors and officers for compensation and debt owing to them. Our loss since inception is $9,892,676.

Since inception, we sold 5,000,000 pre-dividend shares of common stock to our officers and directors for $50; issued 490,500 pre-dividend shares of common stock at $0.25 per share for a total of $122,625; and issued 83,334 pre-dividend shares of common stock at $0.60 per share for a total of $50,000. Those shares were subsequently increased to reflect a 3 for 1 stock dividend declared on February 11, 2008.

In 2009, we sold 150,000 shares of common stock to our President for $15,000. We issued 6,000,000 shares of common stock to Rophe Medical Technologies Inc. and incurred debt of $100,000 for 300 common shares of Rophe.

In the first quarter of 2010, we sold 1,133,664 shares of common stock at $0.15 per share for a total of $170,050.

Between July 1, 2010 and October 25, 2010, the Company sold 1,580,000 units of the Company’s common stock and common share warrant at $0.25 per unit for gross proceeds of $395,000. Each unit comprised of one common share and one common share warrant. Each common share warrant is exercisable for a period of one year expiring on December 31, 2011 at a price of $0.50 per share.

On August 18, 2010, we issued 13,500,000 common stock of the Company valued at $3,375,000 for cash proceeds of $1,350 from the directors and officers of the Company and stock based compensation of $3,373,650.

In 2011, we sold 13,604,132 shares of common stock for a total of $718,694 and issued 883,334 shares of common stock to creditors in satisfaction of $49,434 in outstanding payables. We also issued 58,500,000 common stock of the Company valued at $3,125,000 for cash proceeds of $5,850 from the directors and officers of the Company and stock based compensation of $3,119,150.

On October 24, 2011, we issued 1,000,000 common stock of the Company valued at $70,000 to a consultant for the provision of services relating to the marketing of the Company’s business and products to the public.

December 31, 2011 compared to December 31, 2010

Revenues

We did not generate any revenues during the year ended December 31, 2011 or 2010.

Expenses

During the year ended December 31, 2011 we incurred total expenses of $5,337,700, including $2,988,350 in salaries and compensation, $162,815 in research and development costs, $85,296 in depreciation, $1,302,728 in professional fees, $426,017 in selling and marketing expenses and $372,494 as other expenses. Our professional fees consist of legal, consulting, accounting and auditing fees.

During the year ended December 31, 2010 we incurred total expenses of $3,662,252.

The increase in our expenses for the year ended December 31, 2011 was primarily due to an increase in salaries and compensation of $441,321, an increase in selling and marketing expenses of $367,533 and an increase in professional fees of $982,774, offset by a decrease in research and development costs of $498,662.

Net Loss

During the year ended December 31, 2011 we did not generate any revenues and we incurred a net loss of $5,337,700 compared to a net loss of $3,662,252 in 2010.

From our inception on December 12, 2006 to December 31, 2011 we incurred a net loss of $9,757,198, $8,183,469 of which was general and administration, $824,292 of which was software development costs, $518,857 of which was selling and marketing and $230,580 of which was other expenses.

Liquidity and capital resources

As at December 31, 2012, we had current assets of $538,458, current liabilities of $1,557,154, and a working capital deficiency of $1,018,696. As of December 31, 2012, our total assets were $1,480,999 in cash, copyrights, equipment and our total liabilities were $1,557,154 comprised of $993,277 in accrued liabilities, $55,000 in accrued officer salaries, Rophe Medical Technologies Inc. acquisition costs payable of $525, loans payable of $174,327, convertible promissory notes of $200,767, deferred revenue of $24,990 and obligations under capital leases of $108,268.

Cash used in operating activities amounted to $1,925,257 during fiscal 2012, primarily as a result of the net loss adjusted for non-cash items and various changes in operating assets and liabilities.

There was no cash used in investing activities during the year.

Cash provided by financing activities during the year amounted to $2,227,881 and represented mainly proceeds from sales of common stock of $2,235,004, proceeds from convertible promissory notes of $50,000, proceeds from loans payable of $12,165, net of capital lease payments of $69,288.

In 2012, the Company’s issued 52,589,910 shares of its common stock in consideration of $2,629,496, of which $394,474 was received as at December 31, 2011 .

BUSINESS

We were incorporated in the state of Nevada on December 12, 2006 as Printing Components Inc. to engage in the business of selling printing equipment and related products.  We subsequently changed our name to Diamond Technologies Inc. and then to our current name of Kallo Inc. On December 11, 2009, we entered into an agreement with Kallo Technologies Inc. (formerly known as Rophe Medical Technologies Inc.), an Ontario corporation and its shareholders (collectively “Rophe”) wherein we acquired all of the issued and outstanding shares of common stock of Rophe in exchange for 3,000,000 restricted shares of our common stock and $1,200,000. As a result of our acquisition of Rophe, we were no longer a “shell company” as that term is defined in Rule 405 of the Securities Act of 1933, as amended.

On December 18, 2009 we amended the foregoing agreement to provide that the “$50,000 that was due by January 12, 2010 be extended to the 30th day of January, 2010” and to provide “that in the event of any default in the performance of this Agreement by either party, except for the payment of $50,000 payable on or before the 30th day of January 2010, the Defaulting Party was allowed a period of thirty (30) days in which to remedy such default.”

On March 16, 2010 we again amended the foregoing agreement to provide that in lieu of us paying  John Cecil, Grace Cecil, Samuel Baker, Carol Baker, and Vince Leitao the sum of $50,000 on or before the 30th day of January 2010, we were obligated to pay to John Cecil $35,000 by March 5th 2010 and pay to John Cecil $15,000 by March 31st 2010 and In lieu of the payment to the Rophe of the sum of $200,000 on March 31, 2010 and $250,000 on April 30, 2010 we were obligated to issue to issue
John Cecil – 1,400,000 common shares
Grace Cecil – 1,400,000 common shares
Samuel Baker – 100,000 common shares
Carol Baker – 100,000 common shares
and pay to John Cecil on March 31, 2010 the sum of $50,000.

Upon acquiring Rophe, the focus of our business changed from selling printing equipment to manufacturing and developing medical information technology software.

Business Overview

We have two sets of products / Technologies.

1.	A product group for Point-of-Care consisting of Electronic Medical Record System, Picture Archiving and Communication System and Medical Device Connectivity system.

Kallo Inc., does not own the products referred in this section with exception to certain components developed by Kallo Inc.,

A.	Electronic Medical Record System (EMR) – Kallo has exclusive value added reseller rights for Mountain Medical Technologies EMR in Kallo’s Brand name “EMCURX”.
B.	Picture Archiving and Communication System (PACS) – Kallo is the Value added reseller for Candelis in Canada and other healthcare projects globally for an integrated solution offering.
C.
Medical Device Connectivity System (MDC) -– Kallo is in the process of negotiating an agreement with Capsule Technologies to be Value added reseller in Canada and other healthcare projects globally for an integrated solution offering.

2.	Kallo’s Copyrighted Technologies:

The following technologies are protected under Canadian and International copyrights are authored by John Cecil and owned by Kallo Inc. as referenced in the acquisition agreement between Kallo Inc. (formally known as Diamond Medical Technologies Inc.) and Rophe Medical Technologies Inc. Kallo Inc., has ownership rights of the products referred in this section, of which B, C, and D are under development

A.	M.C. Telehealth – Mobile Clinic Telehealth System – Developed and launched in November 2011.
B.	EMR Integration Engine – Electronic Medical Record Integration Engine - Under development.
C.	C&ID-IMS– Communicable and Infectious Disease Information Management System - Under Development
D.	CCG Technology – Clinical-Care Globalization technology – Under Development

The following is a summary of the information:

Number	Date of Filing	Place of Filing	Duration
1072203	November 3, 2009	Canada	Life of the Author, the remainder of the calendar year in which the author dies, and a period of 50 years following the end of that calendar year
1072204	November 3, 2009	Canada	Life of the Author, the remainder of the calendar year in which the author dies, and a period of 50 years following the end of that calendar year
1072205	November 3, 2009	Canada	Life of the Author, the remainder of the calendar year in which the author dies, and a period of 50 years following the end of that calendar year
1072543	November 17, 2009	Canada	Life of the Author, the remainder of the calendar year in which the author dies, and a period of 50 years following the end of that calendar year

Our Products in Development

Kallo’s’ product portfolio includes three earlier stage products listed below, all of which highlight the broad applicability of our proprietary technologies to a diverse range of potential future products. We plan to evaluate partnership opportunities for further development and commercialization of these products.

1.
The company has proprietary Copyrighted Technology “EMR Integration Engine” that demonstrate the future direction for integrated solutions as well as current efforts that illustrate interoperability within the continuum of care.EMR Integration Engine is software, which connects all the other applications in or outside a hospital/clinic with the EMR system. This enables the doctor/nurse to seamlessly access information in other healthcare applications without moving from one computer to the next.

2.
C&ID-IMS is an Internet-based solution for monitoring and managing Communicable and Infectious Disease information. Our target markets are Health Organizations and Ministries of Health, hospitals and Center for Disease Control (CDC) & the World Health Organization (WHO) members around the globe.

3.
CCG is our clinical-care globalization technology. This product is an effective way to capitalize on the growing “medical tourism phenomenon “ - patients going to low-cost countries for elective medical procedures –, a fast-growing worldwide, multibillion-dollar industry actively promoted by  many countries. CCG can be used by both the destination and home country of a patient to maintain complete and accurate records of the treatment history, avoiding errors due to incomplete patient data and lessening the burden and expense of corrective action on the home country when medical tourists return.

4.
MC-Telehealth (Mobile Clinic with Telehealth system) is our mobile clinic long distance or Telehealth technology. Our product enables the remote transmission of standardized formats of data for laboratory information, diagnostic imaging, diagnosis and clinical notes.

Target Market

Our primary target market for the point of care products is the Canadian health-care system including Walk-In Clinics/Physicians Offices, Independent Diagnostic Centers, Impendent Health Facilities, Laboratories, and Hospitals. Both the US and Canadian governments are moving towards requiring EMR records with the Canadian system at a more advanced stage of acceptance.

We are targeting other countries globally where Kallo is actively pursuing business opportunities to provide professional services for eHealth. Point of Care products are a fundamental requirement as a means to have information in the digital form for eHealth.

Out target market for Mobile Clinics and MC-Telehealth systems is global and we have established several sales and marketing partnerships under “Business Associate” Agreements either representing Kallo independently or as an organization. We are currently negotiating Mobile Clinic business in over 20 countries.

Intellectual Property and Research and Development

We continue our efforts in research and development through collaborations with Medical faculties in Canada and USA on an ongoing basis where Kallo stands to benefit from the Technology ownership of the treatment or diagnostic systems developed for commercial use.

During fiscal 2011, we did incur expenses towards cost of resources (both management and technical) relating to research and development with considerable efforts in continuing our research and development work on the Mobile Clinic and Telehealth system, which would be rolled out in the near term in different geographies based on the needs and funding availability.

Competition

We compete with many entities that are engaged in the business of manufacturing and developing software designed to take medical information from many sources and depositing it into a single source as an electronic medical record for each patient.  Many of our competitors have greater resources than we do and have long established by histories of successful operations.  We are small provider and effectively are in the start-up phase of operations.  As a result of we have little or no impact upon our competition.

Managements View of the market trend impact:

Kallo Management believes that the market trend in Canada, USA and globally is continuing to reflect increased adoption of point of care technologies such as EMR and PACS.  This is very evident from the market information given above in the section “Market Trend for EMR and PACS”.

The current trend in the market is highly favorable to our products and the timing of launch meets with the need and demand for the product in the market.

Market trend and positive impact on our product

Kallo Management believes that our EMR will offer customers a far richer integrated medical and clinical content delivered to the doctor at point of care, than any other system in terms of high-priority functionality. EMR is consistently rated among the leaders in all systems of its kind, offering us a significant quality advantage when competing for contracts. In addition, EMR’s Clinical Information System is flexible enough that it can be installed in smaller hospitals that are far less attractive to our major competitors, and tailored to the specific needs and policies of that institution. The EMR also provides a multi-lingual platform, which may give us a competitive advantage in the international markets.

Currently, the points of care technologies are tied to meaningful use and regulators require monitoring of the outcome of technology implementation. Our products have the meaningful use reporting systems built-in and all outcome measurements are done internally as a built-in feature, whereas most of our competitors depend on third-party software to fulfill this functionality.

Market trend and negative impact on our product

Due to the relatively lengthy sales cycle involved in the healthcare information technology industry, and the fact that we are significantly smaller and have less financial resources than our competitors, we face an initial disadvantage in the U.S. market. We will have to continue developing new, dynamic and flexible marketing strategies to remain competitive.

We are also actively developing strategic alliances with partners who offer specialized services within the healthcare industry, such as management consultants, systems integrators, major engineering firms and outsourcing companies.

Government Regulation and Legislation

EMR is required to obtain any governmental approvals to operate in the healthcare technology market. It is important that governments and healthcare authorities continue to recognize the importance of healthcare reform and the use of information systems, since there rests the impetus for change, hence a healthy, growing market.

In the Canadian context our products would require a preferred vendor status registration based on different provincial regulations which is generally seen as just a routine product and technology registration/endorsement

Employees

As of January 31, 2013, we have seven (7) full time employees and two (2) part-time employees.

Warranties

We do not issue warranties in connection with our services. All of our third-party products are offered with a warranty provided by the supplier of that product.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a products liability action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us, it  could cause us to cease operations.

Other

Currently we have very a strong EULA (End User License Agreements) signed with our customers both in the pilot phase as well as go-live phase with patients to protect the company and from all such product liabilities. Moreover our original equipment manufacturers do cover us in all such product liabilities.

Offices

Our administrative office is located at 15 Allstate Parkway, Suite 600, Markham, Ontario, Canada, L3R 5B4, our telephone number is (416) 246-9997. We lease this space from RCN Management Limited Partnership Company, pursuant to a written lease with a term of 18 months.  Our monthly rent is approximately $6,000.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.  It does have an audit committee comprised of the board of directors.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
John Cecil	49	Chairman of the Board of Directors, Chief Executive
15 Allstate Parkway, Suite 600 Markham, ON L3R 5B4		Officer and Chief Financial Officer

Vince Leitao	50	President, Chief Operating Officer and a Director
15 Allstate Parkway, Suite 600 Markham, ON L3R 5B4

Lloyd A. Chiotti	64	Director
31 Sisman Avenue Aurora, ON, L4G 6R9

Samuel R Baker	77	Corporate Secretary and a Director
89 Shawnee Circle Toronto, ON, M2H 2X9

Background of officers and directors

John Cecil - Chairman of the Board of Directors and Chief Executive Office, Treasurer, Principal Financial Officer and Principal Accounting Officer

On October 20, 2010, John Cecil was appointed Chairman of the Board of Directors, Chief Executive Officer and a Director. And as of March 25, 2011, John Cecil was appointed the treasurer, principal financial officer and principal accounting officer of Kallo Inc. Since December 31, 2009, John Cecil was on our board of directors.  Since December 2003 John Cecil has been the president of Rophe Medical Technologies Inc., in Toronto, Canada.  He is responsible for its research and development and the design and copyright of the company’s technology.  From May 2008 to April 2009 Mr. Cecil was the Senior Healthcare Solutions Architect at SUN Microsystems Canada Inc., in Toronto, Canada, a publicly traded company listed on the NASDAQ under the symbol JAVA.  He was responsible for Innovative product positioning by workshops / white board sessions with stakeholders of the customer to increase business value and support sales in revenue growth and design innovative technology solutions.  From April 2007 to May 2008, Mr. Cecil was the Healthcare Director at Satyam Computer Service Ltd., in Toronto, Canada, a publicly traded company listed on the NYSE under the symbol “SAY”.  He managed healthcare consulting practices and services.

Vince Leitao - President, Principal Executive Officer, Chief Operating Officer, and a Director

On October 27, 2009, Vince Leitao was appointed as President, Chief Operating Officer and a Director. Since October 27, 2009, Vince Leitao was President, principal executive officer and a director.  Since September 2006, Mr. Leitao has been president of Goapharma Canada, Inc., located in Markham, Ontario, Canada, which he founded.  Goapharma Canada Inc. is engaged in the business of producing and marketing specialty dermatology products for psoriasis and eczema. Prior to 2006, Mr. Leitao was vice president of sales for Genpharm/GenniumPharma divisions of E. Merck, Damsdart.   From January 2001 to April 2004, Mr. Leitao was a director – sales for Genpharm and from April 1999 to December 2000, he served as a sales representative with Genpharm.

Samuel Baker - Secretary and a Director

On November 17, 2010, Samuel Baker was appointed Secretary and a member of our Board of Directors.  Since October 1997 Mr. Baker has been the Senior Lawyer at Baker Law Firm in Toronto, Canada. Since September 2008, Mr. Baker has been the director of Arehada Mining Limited.  Arehada Mining Limited operates a lead/zinc mine in Inner Mongolia, China.  It is a public company traded on the Toronto Stock Exchange, ticker symbol AHD.

Lloyd Chiotti - Director

On September 22, 2011, Lloyd Chiotti was appointed to our board of directors. Lloyd Chiotti has held several senior management positions including Director of Information Services and a number of Regional General Manager roles within Operations with Enbridge Gas Distribution (formerly The Consumers Gas Company) for over 30 years. In addition to these responsibilities, he played a leadership role in helping the organization prepare for a new regulatory framework (moving from “Cost of Service” regulation to “Incentive” regulation).  Most recently he was appointed to the newly formed position of Director, Distribution Asset Management, responsible for overseeing the development of Enbridge Gas Distribution’s Strategic Asset Plan. He is actively involved in the natural gas industry. He is currently the Chair of the Asset Management Task Force of the Canadian Gas Association and he is a member of the Distribution Working Committee of the International Gas Union .

Conflicts of Interest

There is no conflict that we foresee as our officers and directors devote full time to the business and the operations of the company except for Samuel R. Baker and Lloyd Chiotti who are not full time in the organization.

Involvement in Certain Legal Proceedings

During the past ten years, Messrs. Leitao, Cecil, Baker, and Chiotti have not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	Engaging in any type of business practice; or
iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or
ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee and Charter

We have a separately designated audit committee of the board. Our board of directors performs audit committee functions. None of our directors are deemed independent. Three of our directors also hold positions as our officers. Our audit committee is responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditory and any outside advisors engagement by the audit committee. A copy of our audit committee charter is filed as an exhibit to our 2007 Form 10-K.

Audit Committee Financial Expert

We do have an external audit committee financial expert.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of the code of ethics is filed as an exhibit to our 2007 Form 10-K.

Disclosure Committee and Committee Charter

We have a disclosure committee and disclosure committee charter. Our disclosure committee is comprised of all of our officers and directors. The purpose of the committee is to provide assistance to the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities regarding the identification and disclosure of material information about us, and the accuracy, completeness and timeliness of our financial reports. A copy of the disclosure committee charter is filed as an exhibit to our 2007 Form 10-K.

Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and persons who beneficially owned more than ten percent of our common stock to file reports of ownership and changes in ownership of common stock.

Based solely upon a review of Forms 3, 4 and 5 furnished to us during the fiscal year 2011, all officers, directors, and persons who beneficially own more than ten percent of our common stock filed all reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION

             The following table sets forth the compensation paid by us during the last two fiscal years for our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officers.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Totals
Position [1]	Year	($)	($)	($)[1]	($)	(S)	($)	($)	($)
John Cecil	2012	183,248	0	1,891,773	0	0	0	0	2,075,021
Chairman & CEO	2011	147,414	0	1,772,210	0	0	0	0	1,919,624

Vince Leitao	2012	183,248	0	1,707,210	0	0	0	0	1,890,458
President	2011	147,414	0	548,900	0	0	0	0	696,314

Samuel Baker	2012	0	0	207,634	0	0	0	0	207,634
Secretary	2011	6,000	0	299,400	0	0	0	0	305,400

Leonard Steinmetz	2012	0	0	0	0	0	0	0	0
Treasurer	2011	0	0	0	0	0	0	0	0
Terminated (03/25/11)

[1]
During the year ended December 31, 2012, 107,076,003 shares were issued to directors and officers and their family for a total amount of $4,313,040, of which $150,000 was contributed as cash by them and $4,163,040 was granted to them as stock-based compensation.  During the year ended December 31, 2011, 48,500,000 shares were issued to directors and officers of the Company for a total amount of $2,425,000, of which $4,850 was contributed as cash by the directors and officers and $2,420,150 was granted to them as stock-based compensation.

The following table sets forth information with respect to compensation paid by us to our directors during the last completed fiscal year December 31, 2012 .

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred	All
	or Paid in	Stock	Option	Incentive Plan	Compensation	Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
John Cecil	0	0	0	0	0	0	0

Vince Leitao	0	0	0	0	0	0	0

Lloyd Chiotti [1]	0	346,056	0	0	0	0	346,056

Samuel Baker	0	0	0	0	0	0	0

[1]
During the year ended December 31, 2012, 107,076,003 shares were issued to directors and officers and their family for a total amount of $4,313,040, of which $150,000 was contributed as cash by them and $4,163,040 was granted to them as stock-based compensation.

All compensation received by our officers and directors has been disclosed.

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than our 2012 and 2011 Non-Qualified Incentive Stock Option Plans.  No options have been granted to our officers and directors thereunder.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

The members of our board of directors are not compensated for their services as directors. We no longer have employment contracts with our officers or directors.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholder listed below has direct ownership of his/her shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner [1]	Number of Shares Owned	Percentage of Ownership

John Cecil [2]	86,612,857	25.23%
15 All State Parkway, Suite 600 Markham, ON L3R 5B4

Vince Leitao [3]	59,667,845	17.38%
15 All State Parkway, Suite 600 Markham, ON L3R 5B4

Lloyd Chiotti	20,914,820	6.09%
31 Sisman Avenue Aurora, ON, L4G 6R9

Samuel Baker [4]	13,003,850	3.79%
89 Shawnee Circle Toronto, ON, M2H 2X9

All Officers and Directors as a Group (4 people)	195,507,206	52.49%

Rajni Kassett	21,244,075	9.01%
67 Simms Drive Ajax, ON, L1T 3K1

Pearl Dome Inc.	15,307,834	4.46%
53 Division St. Oshawa, ON, L1G 5L8

Kodiak Capital Group LLC [5]	52,000,000	15.23%
260 Newport Center Dr.
Suite 100
Newport Beach, CA 92660

[1]        The persons named above may be deemed to be a “parent” and “promoter” of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings.

[2]        Includes 7,600,000 shares of common stock owned by Grace Cecil, the wife of John Cecil; 5,000,000 shares of common stock owned by Jonathan Cecil, the son of John Cecil; and 5,000,000 shares of common stock owned by Anna Shereen Cecil, the daughter of John Cecil.

[3]        Includes 5,000,000 shares of common stock owned by M. Esperenca Leitao, the wife of Vince Leitao; 5,000,000 shares of common stock owned by Matthew J. Leitao, the son of Vince Leitao; and 5,000,000 shares of common stock owned by Jonathan A. Leitao, the son of Vince Leitao.

[4]        Includes 400,000 shares of common stock owned by Carol Baker, the wife of Samuel Baker.

[5]        Includes 50,000,000 shares being registered in this public offering and 2,000,000 shares currently held in escrow as a fee to Kodiak .

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*          are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 84.77% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Warrants

On October 25, 2010 we issued 1,580,000 warrants to acquire share of our common stock.  Each warrant plus $0.50 allows a warrant holder to acquire one share of our common stock.  The warrants were a component of 1,580,000 Units sold to five persons at a purchase price of $0.25 per Unit for a total of $370,000.00.  Each Unit was comprised on one restricted share of common stock and one stock purchase warrant.  Each warrant is exercisable for a period of one year from the effective date of a registration statement filed with the SEC.  The registration statement has not been filed.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report.  Further, we will not voluntarily send you an annual report.  We will be required to file reports with the SEC under section 13 of the Securities Act.  The reports will be filed electronically.  The reports we will be required to file are Forms 10-K, 10-Q, and 8-K.  You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 4045 South Spencer Street, Suite 403, Las Vegas, NV 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

In December 2006, we issued a total of 5,000,000 shares of pre-dividend restricted common stock to Herb Adams, Mary Kricfalusi, and John Dow our officers and directors in consideration of $50. On June 25, 2007, we completed our public offering of 490,500 pre-dividend shares of common stock and raised $122,625. On December 28, 2007, we sold 83,334 pre-dividend restricted shares of our common stock pursuant to the exemption contained in Reg. S of the Securities Act of 1933, as amended at an offering price of $0.60 per share for cash proceeds of $50,000. A stock dividend was declared on February 11, 2008, wherein two additional common shares were issued for each one common share issued and outstanding as at February 25, 2008.

On December 30, 2009 we sold 150,000 restricted shares of common stock at $0.10 per share to our President for proceeds of $15,000.

On December 11, 2009, an agreement was entered into by the Company to acquire 100% of the issued and outstanding shares of Rophe Medical Technologies Inc. (“Rophe”) for cash consideration of $1,200,000 and 3,000,000 restricted shares of the Company’s common stock. This transaction was closed December 31, 2009 and we issued 3,000,000 restricted shares of our common stock valued at $365,000. Of these shares 1,200,000 shares went to John Cecil one of our directors, 1,200,000 shares to John’s wife Grace Cecil, 300,000 shares to Samuel Baker one of our directors and 300,000 to Samuel Baker’s wife Carol Baker.

Subsequently, the Rophe Acquisition payment terms were amended and 3,000,000 additional shares of common stock were issued in 2009 as payment for $400,000 with the shares issued to John Cecil (1,200,000 shares), Grace Cecil (1,200,000 shares), Samuel Baker (300,000 shares) and Carol Baker (300,000 shares).

During the year ended December 31, 2010, 13,500,000 shares were issued to directors and officers of the Company for a total amount of $3,375,000, of which $1,350 was contributed as cash by the directors and officers and $3,373,650 was granted to them as stock based compensation, issued as follows: 3,000,000 shares to Leonard Steinmetz, 2,500,000 shares John Cecil, 5,000,000 shares to Vince Leitao, 2,000,000 shares to Mary Kricfalusi and 1,000,000 shares Samuel Baker.

In addition, directors and officers agreed to forgive  $604,774 of debts and compensation owing to them, as follows:

John Cecil	$51,097
Vince Leitao	$85,394
Sam Baker	$56,254
Mary Kricfalusi	$237,048
Herb Adams	$174,981

During the year ended December 31, 2011, 58,500,000 shares were issued to directors and officers of the Company for a total amount of $3,125,000, of which $5,850 was contributed as cash by the directors and officers and $3,119,150 was granted to them as stock based compensation, issued as follows: 31,500,000 shares to John Cecil, 11,000,000 shares to Vince Leitao, 6,000,000 shares to Samuel Baker, 5,000,000 to Mario D’Souza, 2,000,000 to Rajni Kassett and 3,000,000 to Lloyd Chiotti.

LITIGATION

As of March 14, 2012, we settled our dispute with Leonard Steinmetz, our former treasurer, principal financial officer, principal accounting officer, and a member of the board of directors.  We agreed to resolve all of our differences by paying Mr. Steinmetz $130,000 in installments as follows:  $25,000, beginning eight days from the receipt from the Occupational and Safety Administration (“OSHA”) of its notice approving the withdrawal of Mr. Steinmetz’s OSHA complaint with prejudice; $10,000 to be paid on or before the last business day of each of the ten months following month of receipt of said notice from OSHA; and, a final installment of $5,000.00 or before the last business day of the eleventh month.  In addition, we agreed, that within 21 days of receipt of said notice from OSHA, we are to issue 500,000 restricted shares of our common stock to Mr. Steinmetz.  On May 2, 2012, the Occupational and Safety Administration approved Leonard Steinmetz’s withdrawal of his complaint against us.

On July 29, 2011, Watt International Inc. (“Watt”) commenced a third party claim against Kallo concerning monies that Kallo allegedly owed to Watt for branding and internet services provided by Watt to Kallo. Watt is seeking damages in the amount of $161,673.67 plus unspecified “special” damage. Management is of the opinion that Watt has charged Kallo for services that Watt did not perform, and that Watt has duplicated charges for work that it performed and intends to defend itself vigorously in the suit. Management has recognized an accrual for the amount of the claim. An estimate could not be made of the unspecified “special” damage and hence no accrual was made thereof.

On December 20, 2012,Mansfield Communications Inc. (Mansfield) entered into a legal action against Kallo concerning monies allegedly owed by Kallo to Mansfield for media consultancy and communication services provided by Mansfield to Kallo (Mansfield Communications Inc., Plaintiff vs. Kallo Inc., Defendant filed a Statement of Claim in the Ontario Superior Court of Justice, Case No. CV-12-47061). Mansfield is seeking damages in the amount of $191,246.11 plus unspecified “special” damage. On January 30, 2013, Kallo filed a Statement of Defense. Management is of the opinion that Mansfield has charged Kallo for services that Mansfield did not perform, and that Mansfield has duplicated charges for work that it performed and intends to defend itself vigorously in the suit. At this time, management cannot assess the final outcome of the claim. Management has recognized an accrual for an amount of $161,991. An estimate could not be made of the unspecified “special” damage and hence no accrual was made thereof.

EXPERTS

Our financial statements for the periods ended December 31, 2011 contained in this prospectus have been audited by Schwartz Levitsky Feldman LLP, 2300 Yonge Street, Suite 1500, Toronto, Ontario, Canada M4P 1E4, as set forth in their report included in this prospectus, and our financial statements for the period ended December 31, 2010 contained in this prospectus have been audited by Collins Barrow Toronto LLP, Collins Barrow Place, 11 King Street West, Suite 700, Box 27, Toronto, Ontario, Canada M5H 4C7.  Their reports are given upon their authority as experts in accounting and auditing.

On February 6, 2012, Collins Barrow Toronto LLP, Collins Barrow Place, 11 King Street West, Suite 700, Box 27, Toronto, Ontario, Canada M5H 4C7 terminated its relationship with us as our auditor (See “Exhibit 16.3” attached hereto).  Collins Barrow Toronto LLP advised us that its decision to terminate our relationship was based its decision to cease doing US public company audits.  Except as noted in the paragraph immediately below, the reports of Collins Barrow Toronto LLP’s financial statements for the year ended December 31, 2010 and for the period January 1, 2011 through September 30, 2011 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

The reports of Collins Barrow Toronto LLP on our financial statements as of and for the year ended December 31, 2010 and for the period January 1, 2011 through September 30, 2011 contained an explanatory paragraph which noted that there was substantial doubt as to our ability to continue as a going concern as we had suffered negative working capital, had experienced negative cash flows from continuing operating activities and also due to uncertainty with respect to our ability to meet short-term cash requirements.

During the year ended December 31, 2010 and for the period January 1, 2011 through September 30, 2011, and through February 6, 2012,  we have not had any disagreements with Collins Barrow Toronto LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Collins Barrow Toronto LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements for such years or in connection with its reports in any subsequent interim period through the date of dismissal.

During the year ended December 31, 2010 and through February 6, 2012, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

On February 9, 2012, we delivered a copy of this report to Collins Barrow Toronto LLP. On February 10, 2012, Collins Barrow Toronto LLP replied (“Exhibit 16.1 hereto”).  In its reply, Collins Barrow Toronto LLP agreed with our statements except with the statement in the first paragraph relating to its decision to cease doing US public company audits advising us that it should include the caveat that under certain circumstances it would continue to do US public company audits.  The letter we received from Collins Barrow Toronto LLP did not contain such a caveat and the letter is attached hereto as “Exhibit 16.2”.  Further, Collins Barrow Toronto LLP disagreed with our statement that “we issued reports for the period January 1, 2011 through September 30, 2011”.  They state that the only report issued by Collins Barrow was on the financial statements as of and for the year ended December 31, 2010.  We concur that only one report was issued during the year ended December 31, 2010 and for the period January 1, 2011 through September 30, 2011.

On February 10, 2012, we engaged Schwartz Levitsky Feldman LLP, 2300 Yonge Street, Suite 1500, Toronto, Ontario, Canada M4P 1E4 an independent registered public accounting firm, as our principal independent accountant with the approval of our board of directors. We have not consulted with Schwartz Levitsky Feldman LLP on any accounting issues prior to engaging them as our new auditors.

During the two most recent fiscal years and through the date of engagement, we have not consulted with Schwartz Levitsky Feldman LLP regarding either:

1.
The application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Schwartz Levitsky Feldman LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.
Any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-K and the related instruction to Item 304 of Regulation S-K, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-K.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the securities offered by this prospectus.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by a firm of Independent Public Accountants.

Our financial statements  for the years ending December 31, 2012  and December 31, 2011 immediately follow:

Index to Financials

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
Kallo Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Kallo Inc. (a development stage company) as of December 31, 2012 and 2011 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficiency), and cash flows for the years then ended and for the period from December 12, 2006 (inception) to December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements as of December 31, 2010, and for the period from December 12, 2006 (inception) to December 31, 2010, were audited by other auditors whose reports expressed unqualified opinions on those consolidated financial statements. Our opinion on the consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficiency), and cash flows for the period from December 12, 2006 (inception) to December 31, 2012 insofar as it relates to the amounts for prior periods through December 31, 2010, is based solely on the reports of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits and the report of other auditors, provides a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and the results of its operations and its cash flows for the year then ended and for the period from December 12, 2006 (inception) to December 31, 2012, in conformity with generally accepted accounting principles in the United States of America.

As discussed in Note 15 to the consolidated statements the 2010 consolidated financial statements have been restated to correct an error in accounting for extinguishment of debt with related parties during the year ended December 31, 2010.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses since inception and had an accumulated deficit of $17,365,763 at December 31, 2012 that raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SCHWARTZ LEVITSKY FELDMAN LLP
Toronto, Ontario, Canada	Chartered Accountants
March 26, 2013	Licensed Public Accountants

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Consolidated Balance Sheets

	December 31,
ASSETS	2012	2011 (Restated-Note 15)
Current Assets:
Cash	$318,445	$15,821
Other receivables	87,196	37,571
Prepaid expenses	132,817	78,768
Total Current Assets	538,458	132,160

Copyrights (Note 8)	865,000	865,000
Equipment, net (Note 6)	77,541	166,110
TOTAL ASSETS	$1,480,999	$1,163,270

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accrued liabilities	$993,277	$1,253,283
Accrued officers’ salaries	55,000	175,000
Acquisition cost payable (Note 8)	525	56,502
Current portion of obligations under capital leases (Note 7)	108,268	94,377
Loans payable (Note 9)	109,044	-
Convertible promissory notes (Note 10)	200,767	-
Short term loans payable (Note 11)	65,283	-
Deferred revenue	24,990	-
Total Current Liabilities	1,557,154	1,579,162

Obligations Under Capital Leases (Note 7)	-	83,179
Deposit for shares to be issued (Note 3)	-	394,474
TOTAL LIABILITIES	1,557,154	2,056,815

Commitments and Contingencies (Notes 8 and 13)
Going Concern (Note 1)
Subsequent Events (Note 14)
Stockholders’ Deficiency (Note 3)
Preferred stock, $0.00001 par value, 100,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.00001 par value, 500,000,000 (2011 – 500,000,000) shares authorized, 291,347,036 and 113,072,632 shares issued and outstanding at December 31, 2012 and 2011, respectively.	2,913	1,131
Additional paid-in capital	17,286,695	9,467,296
Deficit accumulated during the development stage	(17,365,763)	(10,361,972)

Total Stockholders’ Deficiency	(76,155)	(893,545)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$1,480,999	$1,163,270

The accompanying notes are an integral part of these consolidated financial statements

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Consolidated Statements of Operations and Comprehensive Loss

			For the Period
	For the Year	For the Year	December 12,
	Ended	Ended	2006 (inception)
	December 31,	to December 31,	to December 31,
	2012	2011	2012 (Restated – Note 15)

Revenue	$-	$-	$15,887

Cost of Revenue	-	-	12,840
Gross Profit	-	-	3,047

Expenses
General and administration	6,265,546	4,555,257	15,089,288
Selling and marketing	419,702	426,017	938,559
Software development costs	-	162,815	824,292
Foreign exchange loss	14,376	(32,446)	(10,308)
Depreciation	88,569	85,296	195,880
Interest and financing costs	64,831	140,761	209,301
Change in fair value on convertible promissory notes	150,767	-	150,767
Loss on disposal of equipment	-	-	6,530
	7,003,791	5,337,700	17,404,309

Net Loss and comprehensive loss	$(7,003,791)	$(5,337,700)	$(17,401,262)

Loss per share - Basic and diluted net	$(0.040)	$(0.087)

Weighted average number of shares outstanding - Basic and diluted	176,907,227	61,446,207

For the years ended December 31 2012 and 2011, there were 1,580,000 warrants outstanding, which could potentially dilute basic earnings per share in the future, but which were not included in diluted loss per share as their effect was anti-dilutive.

The accompanying notes are an integral part of these consolidated financial statements

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders’ Equity (Deficiency)
For the period from December 12, 2006 (inception) through December 31, 2012

						Deficit
						Accumulated
	Preferred Stock		Common Stock		Additional	During the	Total
	$.00001 par value		$.00001 par value		Paid-In	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stage	Equity (Deficit)

Balance December 12, 2006 (Inception)	-	$-	-	$-	$-	$-	$-
Issuance of common shares	-	-	5,000,000	150	(100)	-	50
Net loss	-	-	-	-	-	(18,500)	(18,500)
Balance December 31, 2006	-	-	5,000,000	150	(100)	(18,500)	(18,450)
Issuance of common shares	-	-	573,834	17	172,608	-	172,625
Net loss	-	-	-	-	-	(232,602)	(232,602)
Balance December 31, 2007 (Audited)	-	-	5,573,834	167	172,508	(251,102)	(78,427)
Three-for-one stock split	-	-	11,147,668	-	-	-	-
Net loss	-	-	-	-	-	(65,770)	(65,770)
Balance December 31, 2008 (Audited)	-	-	16,721,502	167	172,508	(316,872)	(144,197)
Shares issued for Rophe Acquisition	-	-	6,000,000	60	765,240	-	765,300
Issuance of common shares	-	-	150,000	2	14,998	-	15,000
Stock based compensation	-	-	-	-	7,500	-	7,500
Net Loss	-	-	-	-	-	(440,374)	(440,374)
Balance December 31, 2009 (Audited)	-	-	22,871,502	229	960,246	(757,246)	203,229
Issuance of common shares	-	-	1,133,664	12	170,038	-	170,050
Issuance of common shares	-	-	1,580,000	16	277,364	-	277,380
Issuance of common share warrants	-	-	-	-	117,620	-	117,620
Shares issued to officers and directors	-	-	13,500,000	135	3,374,865	-	3,375,000
Net Loss	-	-	-	-	-	(3,662,252)	(3,662,252)
Balance December 31, 2010 (Audited) (As previously stated)	-	$-	39,085,166	$392	$4,900,133	$(4,419,498)	$481,027
Correction of error (Note 15)	-	-	-	-	604,774	(604,774)	-
Balance December 31, 2010 (Audited) (As restated)	-	$-	39,085,166	$392	$5,504,907	$(5,024,272)	$481,027
Issuance of common shares	-	-	13,604,132	136	718,558	-	718,694
Shares issued to officers, directors, employees and others	-	-	58,500,000	585	3,124,415	-	3,125,000
Shares issued for repayment of consulting fees	-	-	1,000,000	10	69,990	-	70,000
Settlement of accounts payable by common shares	-	-	883,334	8	49,426	-	49,434
Net Loss	-	-	-	-	-	(5,337,700)	(5,337,700)
Balance December 31, 2011 (Audited) (As restated)	-	$-	113,072,632	$1,131	$9,467,296	$(10,361,972)	$(893,545)
Issuance of common shares	-	-	52,589,910	526	2,628,971	-	2,629,497
Shares issued to employees and others for services	-	-	117,834,494	1,178	4,745,238	-	4,746,416
Shares issued for repayment of consulting fees	-	-	5,000,000	50	349,950	-	350,000
Settlement of accounts payable by common shares	-	-	350,000	3	35,424	-	35,427
Settlement of compensation to past officer	-	-	500,000	5	59,995	-	60,000
Commitment shares held in trust by Kodiak(Note 3)	-	-	2,000,000	20	99,980	-	100,000
Receivable on stock subscription	-	-	-	-	(100,159)	-	(100,159)
Net Loss	-	-	-	-	-	(7,003,791)	(7,003,791)
Balance December 31, 2012 (Audited)	-	$-	291,347,036	$2,913	$(17,286,695)	$(17,365,763)	$(76,155)

The accompanying notes are an integral part of these consolidated financial statements

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	For the Period December 12, 2006 (inception) to December 31, 2012 (Restated – Note 15)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,003,791)	$(5,337,700)	$(17,401,262)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	88,569	85,296	195,880
Stock-based compensation	4,729,531	3,119,150	11,265,331
Write-off of deferred financing costs	-	66,064	66,064
Extinguishment loss on revision of terms of loan conversion into shares	-	37,404	37,404
Loss on disposal of equipment	-	-	6,530
Non-cash interest accrued	5,390	3,336	8,726
Non-cash derivative loss	203,868	-	203,868
Change in fair value on convertible promissory notes	(53,101)	-	(53,101)
Non-cash expenses	415,181	13,233	428,414
Changes in operating assets and liabilities:
Increase in other receivables	(49,625)	(37,571)	(87,196)
Increase in prepaid expenses	(54,049)	(13,101)	(76,050)
Increase in accrued liabilities	(232,220)	1,080,656	1,625,140
Increase in deferred revenue	24,990	-	24,990
NET CASH USED IN OPERATING ACTIVITIES	(1,925,257)	(983,233)	(3,755,262)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired in Rophe acquisition	-	-	300
Purchase of equipment	-	-	(14,418)
CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	-	-	(14,118)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stockholder advances (repayments)	-	-	41,957
Proceeds from issuance of common stock	2,235,004	654,574	3,751,744
Proceeds for shares to be issued	-	394,474	394,474
Deferred financing costs	-	-	(26,064)
Repayment of obligations under capital leases	(69,288)	(109,163)	(178,451)
Proceeds from convertible promissory notes	50,000	-	50,000
Proceeds from loans payable	12,165	-	54,165
CASH PROVIDED BY FINANCING ACTIVITIES	2,227,881	939,885	4,087,825

NET (DECREASE) INCREASE IN CASH	302,624	(43,348)	318,445
CASH
Beginning of period	15,821	59,169	-
End of period	$318,445	$15,821	$318,445

SUPPLEMENTAL CASH FLOW INFORMATION:
Income tax paid	$-	$-
Interest paid	$45,150	$51,957

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Accounts payable as partial consideration for Rophe acquisition	$-	$-	$100,000
Common stock issued as partial consideration for Rophe acquisition	$-	$-	$765,300
Acquisition of equipment under capital lease obligations	$-	$40,747	$265,706
Conversion of loans payable into common shares	$-	$42,000	$680,207
Settlement of accounts payable by common shares	$35,427	$49,434	$84,861
Commitment shares held in trust by Kodiak	$100,000	$-	$100,000

The accompanying notes are an integral part of these consolidated financial statements

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND GOING CONCERN

Organization

Kallo Inc. (the “Company” or “Kallo”), formerly Diamond Technologies, Inc., a development stage company, was incorporated in Nevada on December 12, 2006. The Company originally offered media, inks, printing, and graphic design services to the large format digital printing industry. The Company’s fiscal year ends on December 31st. On December 31, 2009, Kallo entered into an agreement with Rophe Medical Technologies Inc. and its shareholders (collectively “Rophe”) wherein Kallo acquired all of the issued and outstanding shares of common stock of Rophe. As a result of the Rophe transaction, Kallo changed its business focus from selling printing equipment to manufacturing and developing software designed to taking medical information from many sources, and then depositing it into a single source as an electronic medical record for each patient.

On January 14, 2011, Kallo Inc. was incorporated in Nevada and merged into Diamond Technologies Inc., at which point the Company changed its name to Kallo Inc.

On December 10, 2010, the Company entered into a North American Authorized Agency Agreement (the “Agreement”) with Advanced Software Technologies, Inc., located in the Grand Cayman Islands (“AST”). Under the Agreement, the Company was appointed sales agent for AST and will be paid fees by AST for selling AST products. The Company has agreed to pay AST a total of $213,000 for modification of the AST products to comply with the requirements of the Canadian Electronic Health Record market. The AST technology is being incorporated into the Company’s medical information software currently in development. Delays in announcing EMR specifications 5.0 by Ontario and Canadian regulatory bodies has caused a delay in the marketing plans for launching AST products in the Canadian market despite our EMR having been announced as the official EMR of the paediatric section– Ontario Medical Association.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The amounts of assets and liabilities in the consolidated financial statements do not purport to represent realizable or settlement values. The Company has incurred operating losses since inception and has an accumulated deficit of $17,401,262 at December 31, 2012. The Company will continue to incur losses as it develops its products and marketing channels during 2013.

The Company has met its historical working capital requirements from the sale of common shares and loans from an officer/stockholder. In order to not burden the Company, the officer/stockholder has agreed to provide funding to the Company to pay its annual audit fees, filing costs and legal fees as long as the board of directors deems it necessary. However, there can be no assurance that such financial support shall be ongoing or available on terms or conditions acceptable to the Company. This raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. After the year end, the Company raised $230,000. (Note 14)

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 2 - ACCOUNTING POLICIES AND OPERATIONS

Basis of Presentation

The consolidated financial statements were prepared using accounting principles generally accepted in the United States of America (“US GAAP”) as applicable to a development stage enterprise under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915-205.

Basis of Consolidation

The consolidated financial statements include the accounts of Kallo and its wholly-owned subsidiary, Rophe Medical Technologies Inc. Significant inter-company transactions and balances have been eliminated on consolidation.

Loss Per Share

The Company computes basic net loss per share in accordance with ASC 260, Earnings Per Share, by dividing the net loss for the period by the weighted average number of common shares outstanding during the year. Diluted loss per share is computed by dividing the net loss for the year by the weighted average number of common and potentially dilutive common shares outstanding during the year, adjusted by any effects of warrants and options outstanding, if dilutive, that may add to the number of common shares during the year.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Key estimates include the fair value of common stock issued for services received by the Company, valuation of financial instruments, impairment of long term intangible assets and equipment, measurement of non-monetary transactions and provision for penalties and interest on estimated payroll tax liabilities.

Equipment

Equipment comprises computer equipment and is stated at cost less accumulated depreciation. The cost of computer equipment is depreciated using the straight-line method over the estimated useful life of the related assets of 3 years.

Software Development Costs

Software development costs are accounted for in accordance with ASC 985-20, Costs of Software to be Sold, Leased or Marketed. Software development costs incurred internally in creating computer software products are expensed until technological feasibility has been established upon completion of a detailed program design.  Based on the Company’s product development process, technological feasibility is established upon completion of a working model. The determination of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors including anticipated future gross product revenues, estimated economic life and changes in hardware and software technology.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 2 – ACCOUNTING POLICIES AND OPERATIONS (continued)

Software Development Costs (continued)

Thereafter, all software development costs incurred through the software’s general release date are capitalized and subsequently reported at the lower of amortized cost or net realizable value. Capitalized costs are amortized based on current and expected future revenue for each software solution with minimum annual amortization equal to the straight-line amortization over the estimated economic life of the solution. No costs have been capitalized to date as the Company has not completed a working model as of yet.

Intangible Assets - Copyrights

Copyrights are stated at cost. According to the Canadian Intellectual Property laws in Canada, the life of a copyright is the author’s life, the remainder of the calendar year in which the author dies, and a period of 50 years following the end of that calendar year.  As a result, the useful life of the copyrights are determined to be indefinite are not amortized but subject to testing for impairment. The Company reviews the value of the copyrights on an annual basis to determine if the value has been impaired. Based on its evaluations, there was no impairment of copyrights as at December 31, 2012 and 2011.

Impairment of Long-lived Assets

Long-lived assets comprise of equipment and copyrights. The Company accounts for impairment of long-lived assets in accordance with the guidance established in ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicates the carrying value of the asset may not be recoverable. The Company follows the guidance of ASU 2012-02 and first assesses qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value. Management evaluated whether there are any adverse qualitative factors in respect to copyrights and equipment indicating that they might be impaired. Since there were indicators of impairment, Management reviewed its long-lived intangible assets and has determined that no impairment exists that relate to these assets through December 31, 2012.

Research and Development

The Company accounts for research and development costs in accordance with ASC 730-10, Research and Development. Accordingly, all research and development costs are charged to expense as incurred as software development costs.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 2 – ACCOUNTING POLICIES AND OPERATIONS (continued)

Income Taxes

The Company accounts for income taxes under FASB ASC 740, Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.

The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FASB ASC 740.

Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Occasional transactions may occur in Canadian dollars which are accounted for under ASC 830, Foreign Currency Matters. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the Statements of Operations. The Company has not, to the date of these consolidated financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Fair Value of Financial Instruments

The Company used a three-level hierarchy that prioritizes the inputs used in valuation techniques for determining fair value of investments and liabilities. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets and liabilities recorded in the accompanying consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1 – Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date (examples include active exchange-traded equity securities, listed derivatives and most United States Government and agency securities).

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 2 – ACCOUNTING POLICIES AND OPERATIONS (continued)

Fair Value of Financial Instruments (continued)

Level 2 – Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

•	Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds which trade infrequently);

•	Inputs other than quoted prices that are observable for substantially the full term of the asset or liability (examples include interest rate and currency swaps); and

•	Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability (examples include certain securities and derivatives).

Level 3 – Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Availability of observable inputs can vary and is affected by a variety of factors. The Company uses judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 and Level 2 assets or liabilities.

The fair value of cash, other receivables and accrued liabilities approximate their carrying amounts due to their short term nature. Cash is classified as Level 2 and other receivables and accrued liabilities classified as Level 3.

Stock-Based Compensation

The Company accounts for share-based compensation in accordance with ASC 718, Stock Compensation. Under the provisions of ASC 718, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense for services rendered and over the employee’s requisite service period (generally the vesting period of the equity grant).

Contingencies

The Company accrues estimates for resolution of any legal and other contingencies when losses are probable and estimable, in accordance with ASC 450, Contingencies. See Note 13.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized, utilizing the effective interest method, as a component of interest expense over the terms of the respective financing arrangements. These deferred costs are included in other assets, net in our accompanying Consolidated Balance Sheets.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 2 - ACCOUNTING POLICIES AND OPERATIONS (continued)

Stock Issued in Exchange for Services

The valuation of the Company’s common stock issued in exchange for services is valued at an estimated fair market value as determined by Management of the Company based upon trading prices of the Company’s common stock on the dates of the stock transactions. The corresponding expense of the services rendered is recognized over the period that the services are performed.

Common Stock Purchase Warrants

The Company accounts for common stock purchase warrants at fair value in accordance with ASC 815-40 “DERIVATIVES AND HEDGING.” The Black-Scholes option pricing valuation method is used to determine fair value of these warrants consistent with ASC 718, “COMPENSATION - STOCK COMPENSATION.” Use of this method requires that the Company make assumptions regarding stock volatility, dividend yields, expected term of the warrants and risk-free interest rates.

Convertible promissory note

Convertible promissory note is accounted for under FASB Codification ASC 815-15-25-4 (formerly SFAS 155). In accordance with the standard, the Company performs a fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. The fair value has been defined as the common stock equivalent value, enhanced by the fair value of the default put plus the present value of the coupon. See Note 10.

Non-monetary transactions

The Company applies ASC 845, “Accounting for Non-Monetary Transactions”, to account for services received through non-cash transactions based on the fair values of the services involved, where such values can be determined. If fair value of the services received cannot be determined, then the fair value of the shares given as consideration is used.

Advertising costs

The Company expenses advertising costs as incurred. The total costs the Company recognized related to advertising were approximately $251,844 and$396,858, during the years ended December 31, 2012 and2011, respectively.

Recently Adopted Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”. The amendment results in a consistent definition of fair value and ensures the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards (“IFRS”). This amendment changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. This amendment will be effective for the Company on January 1, 2012. We adopted the amendments on January 1, 2012 on a prospective basis. The adoption of ASU No. 2011-04 had no material effect on our financial statements.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 2 – ACCOUNTING POLICIES AND OPERATIONS (continued)

Recently Adopted Accounting Pronouncements (continued)

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Presentation of Comprehensive Income, which revises the manner in which entities present comprehensive income in their financial statements. The ASU removes the presentation options in Accounting Standard Codification Topic 220 and requires entities to report components of comprehensive income in either 1) a continuous statement of comprehensive income or 2) two separate but consecutive statements. In December 2011, FASB issued Accounting Standards Update (“ASU”) No. 2011-12, “Comprehensive Income” which effectively defers the changes in ASU No. 2011-05, “Presentation of Comprehensive Income” that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income to the first quarter of 2012 for the Company. We adopted the amendments on January 1, 2012 and presented a single continuous statement of comprehensive loss.

In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment. The provisions of ASU No. 2011-08 permits an entity an option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity believes, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further impairment testing is required. The provisions of ASU No. 2011-08 are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted provided that the entity has not yet performed its annual impairment test for goodwill. We adopted the new provisions of ASU No. 2011-08 for the year ended December 31, 2012. The adoption of ASU No. 2011-08 had no material effect on our financial statements.

In July 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment”, which provides companies with the option to first assess qualitative factors in determining whether the existence of events and circumstances indicates that it is more likely than not that an indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that an indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying value. Previously, companies were required to perform the quantitative impairment test at least annually. The new accounting guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The Company has early adopted this standard.

Recent Accounting Pronouncements

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities”. The guidance in this update requires the Company to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The pronouncement is effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented. The Company’s adoption of the new standard is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 2 – ACCOUNTING POLICIES AND OPERATIONS (continued)

Recent Accounting Pronouncements (continued)

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” which requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, entities are required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under US GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under US GAAP to be reclassified in their entirety to net income, entities are required to cross-reference to other disclosures required under US GAAP that provide additional detail on these amounts. This ASU is effective prospectively for reporting periods beginning after December 15, 2012. The Company is currently evaluating the impact of adopting this guidance.

In October 2012, the FASB issued ASU No. 2012-04, Technical Corrections and Improvements. The ASU clarifies the Codification or corrects unintended application of guidance and includes amendments identifying when the use of fair value should be linked to the definition of fair value in Topic 820, Fair Value Measurement. This ASU 2012-04 results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards. The ASU is effective for fiscal periods beginning after December 15, 2012. The Company plans to adopt this guidance beginning January 1, 2013.

In March 2013, FASB issued ASU No. ASU 2013-05,Foreign Currency Matters (Topic 830) Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. The amendments in ASU 2013-05 provide guidance on releasing Cumulative Translation Adjustments when a reporting entity (parent) ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. In addition, these amendments provide guidance on the release of cta in partial sales of equity method investments and in step acquisitions. The amendments are effective on a prospective basis for fiscal years and interim reporting periods within those years, beginning after December 15, 2013. The amendments should be applied prospectively to derecognition events occurring after the effective date. Prior periods should not be adjusted. Early adoption is permitted. If an entity elects to early adopt the amendments, it should apply them as of the beginning of the entity’s fiscal year of adoption. The Company plans to adopt this guidance beginning January 1, 2014.

NOTE 3 – COMMON STOCK

Common Stock

2006 and 2007
On December 12, 2006, the Company issued 5,000,000 (15,000,000 shares post stock split) shares of common stock, par value $0.00001 per share, to its initial stockholders in exchange for $50 in cash. In 2007, the Company issued490,501 (1,471,502 shares post stock split) shares of common stock at $0.083333 per share for total proceeds of $122,625 and 83,333 (250,000 shares post stock split) shares of common stock at $0.20 per share for total proceeds of $50,000.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 3 – COMMON STOCK(continued)

Common Stock (continued)

2009
In December 2009, the Company issued 6,000,000 of the Company’s common shares valued at $765,300 as part of the consideration paid to acquire the outstanding shares of Rophe Medical Technologies Inc. (See Note 8).

On December 30, 2009, the Company issued 150,000 shares of its common stock at $0.10 per share to its president for proceeds of $15,000. Because the sale price was below the quoted stock price of $0.15 per share at the time, the Company considered $7,500 as compensation and recorded the amount as stock based compensation with a corresponding credit to additional paid-in-capital.

2010
During the year ended December 31, 2010, the Company issued 1,133,664 shares of its common stock at $0.15 per share for cash proceeds of $170,050.

On October 25, 2010, the Company issued 1,580,000 units at a price of $0.25 each for total proceeds of $395,000. Each unit consisted of one share of common stock and 1 stock purchase warrant exercisable on or before December 31, 2011 at the option of the holder, into one share of common stock at an exercise price of $0.50 per share.

During the year ended December 31, 2010, 13,500,000 shares were issued to directors and officers of the Company for a total amount of $3,375,000, of which $1,350 was contributed as cash by the directors and officers and $3,373,650 was granted to them as stock based compensation.

2011
On January 14, 2011, the Company issued 4,000,000 shares of its common stock at $0.0001 per share to its CEO for proceeds of $400. Because the sale price was below the quoted stock price of $0.10 per share at the time, the Company considered $399,600 as compensation and recorded the amount as stock based compensation with a corresponding credit to additional paid-in-capital.

On September 22, 2011, the Company issued 54,500,000 shares of its common stock at $0.0001 per share for proceeds of $5,450, including 38,500,000 shares to its officers. Because the sale price was below the quoted stock price of $0.05 per share at the time, the Company considered $2,719,550 as compensation and recorded the amount as stock based compensation with a corresponding credit to additional paid-in- capital.

During the year ended December 31, 2011, the Company issued 883,334 shares of its common stock to creditors in consideration of satisfaction of $49,434 in outstanding payables.

On October 24, 2011, the Company issued 1,000,000 shares of its common stock valued at $70,000 to a consultant for the provision of services relating to the marketing of the Company’s business and products to the public.

During the year ended December 31, 2011, the Company issued 13,604,132 shares of its common stock for cash proceeds of $718,694, which included the conversion of loans payable of $25,000 and $17,000 into common stock of the Company during the year ended December 31, 2011.

2012
During the year ended December 31, 2012, the Company’s issued52,589,910 shares of its common stock in consideration of $2,629,497, of which $394,474 was received as at December 31, 2011.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 3 – COMMON STOCK(continued)

Common Stock (continued)

During the quarter ended March 31, 2012, the Company issued 5,000,000 shares of its common stock valued at $350,000 to consultants for the provision of various services to the Company.

On June 1, 2012, the Company issued 500,000 restricted shares of its common stock to a past officer as compensation of $60,000 for past services rendered.

On July 20, 2012, the Company issued 350,000 restricted shares of common stock to a creditor in consideration of satisfaction for services rendered for a fair value of $35,427.

During the year ended December 31, 2012, the Company issued 117,834,494 restricted shares of its common stock at $0.0001 to various officers, employees and parties related to them in consideration of satisfaction of $11,564 in outstanding payables and as compensation for future services in the amount of $4,734,814. Because the sale price was below the quoted stock price per share of between $0.04 and $0.05 per share at the time, the Company considered $4,729,633 as compensation expense and $5,181 as non-cash expense and recorded the amount as stock based compensation and miscellaneous expense respectively with a corresponding credit to additional paid-in- capital.

On September 26, 2012, the Company entered into a investment agreement with Kodiak Capital Group, LLC (“Kodiak”) whereby the company issued 2,000,000 shares of its common stock in exchange for an option to sell up to $2,000,000 worth of shares of the Company at a price equal to eighty percent (80%) of the lowest daily preceding five days Volume Weighted Average Price at the time of exercise and expires six months from inception. The Company recorded a stock subscription receivable (included in equity) in the amount of $100,000 which was determined to be the fair value of the option on September 26, 2012. On October 24, 2012, Kallo filed a prospectus relating to the resale of up to 50,000,000 shares of common stock issuable to Kodiak for investment banking services pursuant to an Investment Agreement dated September 26th, 2012.

The Investment Agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $2,000,000 of Kallo common stock or six (6) months after the effective date;
•	Kallo files or otherwise enters an order for relief in bankruptcy; or
•	Kallo common stock ceases to be registered under the Securities Exchange Act of 1934 (the “Exchange Act”).

On June 27, 2011, Kallo registered 10,000,000 shares of its Common Stock, par value $0.00001 per share, under a 2011 Non-Qualified Stock Option Plan (the “2011 Plan”), to be offered and sold to accounts of eligible persons of the Company under the Plan at a proposed maximum offering price per share of $0.15. This 2011 Plan is for persons employed or associated with the Company, including without limitation any employee, director, general partner, officer, attorney, accountant, consultant or advisor, is intended to advance the best interests of the Company by providing additional incentive to those persons who have a substantial responsibility for its management, affairs, and growth by increasing their proprietary interest in the success of the Company, thereby encouraging them to maintain their relationships with the Company. As at December 31, 2012, 7,233,334 shares have been issued under this 2011 Non-Qualified Stock Option Plan, which is included in the 117,834,494 shares issued to employees and others for services mentioned above.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 3 – COMMON STOCK(continued)

Common Stock (continued)

On September 6, 2012, Kallo registered 50,000,000 shares of its Common Stock, par value $0.00001 per share, under a 2012 Non-Qualified Stock Option Plan (the “2012 Plan”) to be offered and sold to accounts of eligible persons of the Company under the Plan at a proposed maximum offering price per share of $0.04. This 2012 Plan is for persons employed or associated with the Company, including without limitation any employee, director, general partner, officer, attorney, accountant, consultant or advisor, is intended to advance the best interests of the Company by providing additional incentive to those persons who have a substantial responsibility for its management, affairs, and growth by increasing their proprietary interest in the success of the Company, thereby encouraging them to maintain their relationships with the Company. As at December 31, 2012, no shares have been issued under this 2012 Non-Qualified Stock Option Plan.

On February 1, 2012, the Board of Directors of the Company agreed to issue 500,000 common shares to Mansfield Corporation Inc. as partial payment for services under the contract with Kallo. However, on January 11, 2013, as a result of the Statement of Claim filed by Mansfield against Kallo (Note 13), the Board of Directors of the Company decided to cancel the shares issued to Mansfield and return the 500,000 common shares to treasury.

Stock Split

On February 8, 2008 the Board of Directors approved a three-for-one stock split effective February 25, 2008. All references in the consolidated financial statements and related notes related to the number of shares and per share amounts of the common stock have been retroactively restated to reflect the impact of this stock split.

NOTE 4 – WARRANTS

Warrant activity for the years ended December 31, 2012 and 2011 are as follows:

		Weighted Average
	Number of Warrants	Exercise Price
Balance, December 31, 2010	1,580,000	$0.50
Granted	-	-
Cancelled	-	-
Exercised	-	-
Balance, December 31, 2011	1,580,000	$0.50
Granted	-
Balance, December 31, 2012	1,580,000	$0.50

Each warrant is exercisable for a period of one year from the effective date of a registration statement filed with the SEC. Such registration statement was filed on October 24, 2012.

The value of the stock purchase warrants granted in 2010 was valued at $117,620 using the following assumptions and estimates in the Black-Scholes model: Expected life of 1.2 years, volatility of 100%, dividend yield of 0% and risk-free interest rate of 1.40%.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 5 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2012, 107,076,003 shares were issued to directors and officers of the Company and their family for a total amount of $4,313,040, of which $150,000 was contributed as cash by them and $4,163,040 was granted to them as stock-based compensation.

Included in short term loans payable is an amount due to a shareholder and director of the Company for the amount of $36,450 (2011 - $NIL) (See Note 11) and $9,856 (2011 - $NIL) due to another director and officer of the Company (See Note 11) and in accrued liabilities – other is an amount of $28,118 (2011 - $NIL) due to directors and officers of the Company as at December 31, 2012. Other receivables include an amount of $3,576 (2011 - $NIL) due from a director and officer of the Company as at December 31, 2012.

During the year ended December 31, 2011, 48,500,000 shares were issued to directors and officers of the Company for a total amount of $2,425,000, of which $4,850 was contributed as cash by the directors and officers and $2,420,150 was granted to them as stock-based compensation.

Transactions with related parties are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

NOTE 6 – EQUIPMENT

	December 31, 2012	December 31, 2011

Computer equipment under capital lease	$223,683	$223,683
Nexus computer equipment under capital lease	42,023	42,023

Total Equipment	265,706	265,706
Less accumulated depreciation	(188,165)	(99,596)

Equipment – net	$77,541	$166,110

Depreciation expense for the years ended December 31, 2012, 2011 and period from December 12, 2006 (date of inception) to December 31, 2012 were $88,569, $85,296 and $195,880 respectively.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 7 – OBLIGATIONS UNDER CAPITAL LEASES

	December 31, 2012	December 31, 2011

Obligation under capital lease to acquire specific equipment in monthly payments of $1,326 including interest at 10% per annum, expiring in November 2013	$21,688	$21,197
Obligation under capital lease to acquire specific equipment in monthly payments of $7,212 including interest at 10% per annum, expiring in October 2013	86,580	156,359
	108,268	177,556
Less: current portion	(108,268)	(94,377)
	$-	$83,179

Minimum lease payments on capital lease obligations are as follows:

2013	$108,540
108,540
Less: imputed interest	(272)
$108,268

NOTE 8 – ROPHE ACQUISITION

On December 11, 2009, an agreement was entered into by the Company to acquire 100% of the issued and outstanding shares of Rophe Medical Technologies Inc. (“Rophe”) for cash consideration of $1,200,000 and 3,000,000 of the Company’s common shares valued at $0.122 per share for total purchase price of $1,565,000 (the “Rophe Acquisition”). The $1,200,000 was initially payable as follows: $50,000 within 30 days of the date of the agreement; $200,000 on March 31, 2010; $250,000 on April 30, 2010; $233,333 on launch of Project 1; $233,333 on launch of Project 2; and, $233,334 on launch of Project 3. This transaction was closed on December 31, 2009.

Subsequently, the Rophe Acquisition payment terms were amended and 3,000,000 additional shares of restricted common stock were issued in 2009 as payment for $400,000 with the remaining cash consideration as follows: $35,000 by March 5, 2010, $65,000 by March 31, 2010, $233,333 on launch of Project 1; $233,333 on launch of Project 2; and, $233,334 on launch of Project 3. As at December 31, 2012, there is a payable in the amount of $56,502. The 3,000,000 shares were considered issued as at the closing date of the acquisition and valued based on discounted market price per share at the date of acquisition and the total of 6,000,000 shares issued for the Rophe acquisition are restricted.

The total recorded acquisition price of $865,000 was allocated to the copyrights obtained in the acquisition as they were the only significant assets of Rophe, which did not have any operations. The Company has not recorded the remaining contingent payment of $700,000 due to the uncertainty of the launch of Projects 1, 2 and 3.According to the Canadian Intellectual Property laws in Canada, the life of a copyright is the author’s life, the remainder of the calendar year in which the author dies, and a period of 50 years following the end of that calendar year.  As a result, the useful life of the copyrights are determined to be indefinite are not amortized but subject to testing for impairment. The Company reviews the value of the copyrights on an annual basis to determine if the value has been impaired. Based on the remaining life of the copyrights and Management’s estimation of future profits, there was no impairment of copyrights as at December 31, 2012 and 2011.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 9 – LOAN PAYABLE

As at December 31, 2012, a loan payable of $109,044 to an arm’s length party bears interest at 6% per annum, is unsecured and is payable in monthly installments of principal and interest in the amount of Canadian $7,232.50. Future scheduled repayments of principal are as follows:

Within one year	$109,044
$109,044

NOTE 10 – CONVERTIBLE PROMISSORY NOTES

The convertible promissory notes are unsecured and bear interest at 3.25% per annum with all principal and accrued interest due and payable one year from the dates of execution of the Notes. The Notes are due as follows: $20,000 on April 23, 2013, $10,000 on July 5, 2013, $20,000 on August 22, 2013. The Holders may, in lieu of payment of the principal and interest, elect to convert such amount into common shares of the Company at the conversion price per share equal to 30% discount to the average of the previous three lowest trading days over the last 10 trading days prior to the Conversion Date. All shares converted on or after six months from the dates of execution of the notes shall be issued as free-trading, unrestricted shares. The Company may prepay these Notes at anytime without penalty and without the prior consent of the Holders.

At the commitment date, the Company elected to initially and subsequently measure in its entirety the convertible promissory notes at fair value by comparing the effective conversion price to the fair value of the Company’s stock. The Company recognized an initial fair value loss of $203,868 related to the debts on inception dates and recognized a gain of $53,101 related to change in fair values on the debts since their inception dates to December 31, 2012. The number of common shares indexed to the financial instruments used in the above calculation were 2,472,089 and 10,000,000 as at inception date and December 31, 2012 respectively.

Cash received from convertible promissory notes	$50,000
Fair value loss on inception date	203,868
Fair value of convertible promissory notes on inception date	253,868
Change in fair value	(53,101)
Fair value as at December 31, 2012	$200,767

NOTE 11 – SHORT TERM LOANS PAYABLE

On July 9, 2012, the Company issued a promissory note to a director agreeing to pay the principal amount of $30,000 plus interest at the rate of 6% per annum on July 31, 2012. Kallo did not pay on the due date and the director advanced a further $5,000 which is non-interest bearing, unsecured and has no fixed repayment date. The total amount of $36,450 remains outstanding as at December 31, 2012.

An officer and a stockholder have agreed to provide short term funding to the Company by paying some of its expenses. The advances are non-interest bearing, unsecured and have no fixed repayment dates. As at December 31, 2012, $9,856 was owing to the officer and the stockholder.

As at December 31, 2012, the balance of $18,977 represented short term funding provided by third parties which are non-interest bearing, unsecured and have no fixed repayment date.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 12 – INCOME TAXES

The Company had no income taxes payable at December 31, 2012 and 2011.

The reconciliation of income tax provision computed at statutory rates to the reported income tax provision is as follows:

	Year ended December 31,
	2012	2011
Net loss for the year	$(7,003,791)	$(5,337,700)
Effective statutory rate	34%	34%
Expected tax recovery	$(2,381,289)	$(1,814,818)
Net effects of non deductible items	1,608,041	1,060,511
Valuation allowance	773,248	754,307
	$-	$-

Deferred income taxes reflect the net income tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and amounts used for income taxes. The Company’s deferred income tax assets and liabilities consist of the following:

	December 31,
	2012	2011
Net operating loss carry forward	$1,875,506	$984,718
Equipment	(153,616)	(31,190)
Valuation allowance	(1,721,889)	(953,528)
Net deferred tax assets	$-	$-

Net operating loss carry forwards totaled approximately $5,500,000 at December 31, 2012. The net operating loss carry forwards will begin to expire in the year 2026 if not utilized. After consideration of all the evidence, management has recorded a valuation allowance at December 31, 2012 due to uncertainty of realizing the deferred tax assets. Utilization of the Company’s net operating loss carry forwards may be limited based on changes in ownership as defined in Internal Revenue Code Section 382.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Commitments

Operating lease

The Company leases office facilities under non-cancelable operating leases. The Company’s obligations under non-cancelable lease commitments are as follows:

2013	$31,796
Total	$31,796

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 13 – COMMITMENTS AND CONTINGENCIES (continued)

Commitments (continued)

Capital lease

Minimum lease payments on capital lease obligations are as follows:

2013	$108,540
108,540
Less: imputed interest	(272)

$108,268

Software development

As discussed in Note 1, the Company has agreed to pay AST a total of $213,000 for modification of the AST products to comply with the requirements of the Canadian Electronic Health Record market, of which $24,000 (2011 - $104,504) was paid in 2012. The remaining balance of $56,496 is due in 2013.

Contingencies

As of March 14, 2012, we settled our dispute with Leonard Steinmetz, our former treasurer, principal financial officer, principal accounting officer, and a member of the board of directors.  We agreed to resolve all of our differences by paying Mr. Steinmetz $130,000 in installments as follows:  $25,000, beginning eight days from the receipt from the Occupational and Safety Administration (“OSHA”) of its notice approving the withdrawal of Mr. Steinmetz’s OSHA complaint with prejudice; $10,000 to be paid on or before the last business day of each of the ten months following month of receipt of said notice from OSHA; and, a final installment of $5,000.00 or before the last business day of the eleventh month.  In addition, we agreed, that within 21 days of receipt of said notice from OSHA, we are to issue 500,000 restricted shares of our common stock to Mr. Steinmetz.  On May 2, 2012, the Occupational and Safety Administration approved Leonard Steinmetz’s withdrawal of his complaint against us.

On July 29, 2011, Watt International Inc. (“Watt”) commenced a third party claim against Kallo concerning monies that Kallo allegedly owed to Watt for branding and internet services provided by Watt to Kallo. Watt is seeking damages in the amount of Canadian $161,673.67 plus unspecified “special” damage. Management is of the opinion that Watt has charged Kallo for services that Watt did not perform, and that Watt has duplicated charges for work that it performed and intends to defend itself vigorously in the suit. Management has recognized an accrual for the amount of the claim.An estimate could not be made of the unspecified “special” damage and hence no accrual was made thereof. Management is therefore unable to estimate the possible loss or range of loss in excess of the amounts accrued, if any.

On December 20, 2012, Mansfield Communications Inc. (Mansfield) filed a Statement of Claim against Kallo concerning monies allegedly owed by Kallo to Mansfield for media consultancy and communication services provided by Mansfield to Kallo. Mansfield is seeking damages in the amount of Canadian $191,246.11 plus unspecified “special” damage. As a result of the claim, on January 11, 2013, Kallo has cancelled 500,000 common shares previously issued to Mansfield as partial payment for services during 2012. On January 30, 2013, Kallo filed a Statement of Defense. Management is of the opinion that Mansfield has charged Kallo for services that Mansfield did not perform, and that Mansfield has duplicated charges for work that it performed and intends to defend itself vigorously in the suit. Management has recognized an accrual for the amount of the claim. An estimate could not be made of the unspecified “special” damage and hence no accrual was made thereof. At this time, Management cannot assess the final outcome of this claim.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 13 – COMMITMENTS AND CONTINGENCIES (continued)

Contingent liability

The Company has calculated the estimated amount of withholding taxes on stock-based compensation based on valuation obtained from a third party. Should the amount payable be different from the estimated amount, the difference will be recorded in the period of payment. At this point, the Company cannot make an estimate of the potential loss that may arise from any liability for withholding taxes.

NOTE 14 – SUBSEQUENT EVENTS

New contract

On November 20, 2012, Kallo signed a memorandum of understanding with the Ministry of Health of the Republic of Ghana for the supply and implementation of a National Mobile Care program with Mobile Clinics and Clinical Command Centers integrated with the existing healthcare system and improve the healthcare delivery services to the rural and remote population of Ghana at large for a total project cost for National implementation and Maintenance support for five years of US$158,500,000.

1.
The Ministry of Health of the Republic of Ghana and Kallo Inc. have agreed that a contract for the implementation of the Mobile Care projects will be signed when the following conditions have been satisfied:

a)	Approval of the Credit Agreement by the Cabinet and Parliament of Republic of Ghana and the relevant KALLO INC. for the implementation of the projects;

b)
Approval by the Ministry of Health of the detailed proposal for Mobile Care project submitted by Kallo Inc., dated 19 November 2012 which includes detailed technical specifications for the mobile clinics, training and maintenance support services.

c)	The training program will include a certification process for Kallo Inc., affiliated Canadian and United States Of America Medical Teaching University and Applied Science Colleges.

d)	Successful completion of “Value for Money” audit of the Contractor’s proposal and negotiations;

e)	Approval of the contract by the Public Procurement Authority of Ghana.

2.
That the National rollout overview and supply and training schedules will be mutually agreed, upon the acceptance of the indicative terms and condition of the loan by the Ministry of Finance and Economic Planning of the Republic of Ghana;

3.	That Kallo’s financial proposals attached herein to be used by the Ministry of Finance and Economic Planning for consideration and value for money assessment;

4.	That Party Kallo’s technical proposals shall be considered by a team of experts for assessment and negotiation

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 14 – SUBSEQUENT EVENTS (continued)

New contract (continued)

5.         Any disputes between the parties shall be resolved through negotiation and mediation by the appropriate authorities

6.         That within 30 days after the signing of the MOU, Party A shall notify Party B by a written document his requirements and specifications which shall include andnot be limited to the following information:

a)	Feasibility study report

b)	National geographic locations and demographic deployment schedules for Mobile Clinics and Clinical Command Centers

c)	Different functional requirements of Mobile clinics for both rural and urban locations

d)	Number of Mobile Clinics and Clinical Command Centers in each region

e)	Current standards for medical equipment in hospital in Ghana, for example: the standard of radiation control of X-ray machine

f)
Standards for electric appliances used in mobile clinics and for environmental protection, for example: power outlet and interface of electric appliances, busing standards for the protection for X -ray machine

g)	Standards for waste-water treatment, medical waste treatment, operating-room and supply room of the Mobile Clinic

h)	Human resources deployment in district level hospital for mobile clinic

i)	Standards for contagions diseases isolation and sterilization in Ghana

j)	Principal of accessory and spare-parts supply

k)	Principle of medical consumables and medical equipment consumables

Share issuance

On January22, 2013 and March 12, 2013, the Company raised $230,000 by issuing 4,600,000 restricted shares of common stock, for which cash has been fully received as at March 12, 2013.

Cancellation of shares

As a result of the claim by Mansfield (Note 13), on January 11, 2013, Kallo has cancelled 500,000 common shares previously issued to Mansfield as partial payment for services during 2012. Since this result from conditions that existed before the balance sheet date, the cancellation of the shares have been recognized in these financial statements.

Index to Financials

KALLO INC.
(formerly Diamond Technologies, Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 15 – CORRECTION OF PRIOR PERIOD ERROR

During the year ended December 31, 2010, stock-based compensation expense related to shares issued to directors and officers of $3,373,650 was reduced by an amount of $604,774 owed to directors and officers, which was forgiven, resulting in net stock-based compensation of $2,768,878 recognized in stockholders’ equity (deficiency).

In accordance with ASC 470-50-40-2, which states that extinguishment transactions between related parties may in essence be capital transactions, the forgiveness of obligations due to directors and officers should have been presented as a contribution to capital in the statements of changes in stockholders’ equity and in the statements of cash flows as a non-cash financing transaction.

As this error was made in a reporting period prior to the comparative period, the Balance Sheet balances as at December 31, 2010 were restated as follows:

•	Additional Paid-In Capital was increased by $604,774 to record the forgiveness of obligations due to directors and officers which should have been treated as a capital transaction
•	Deficit accumulated during the development stage was increased by $604,774 to reverse the wrong entry made to stock-based compensation expense during 2010.

In addition, the Balance Sheet balances were still understated as at December 31, 2011, so this error resulted in the restatement of the following line items for the year ended December 31, 2011:

•	Additional Paid-In Capital was increased by $604,774
•	Deficit accumulated during the development stage was increased by $604,774

The section below shows the restatement of each line item affected by the error:

Restatement of financial statements as a result of correction of an error

December 31, 2010 comparative year

Financial statement line item (Balances affected)	Actual 2010	Correction of Error	Restated Actual 2010
Balance sheet (extract)
Shareholders’ Deficiency
Common stock	392		392
Additional paid-in capital	4,900,133	604,774	5,504,907
Deficit accumulated during the development stage	(4,419,498)	(604,774)	(5,024,272)
Total Stockholders’ Equity (Deficiency)	481,027	-	481,027

December 31, 2011 comparative year

Financial statement line item (Balances affected)	Actual 2011	Correction of Error	Restated Actual 2011
Balance sheet (extract)
Shareholders’ Deficiency
Common stock	1,131		1,131
Additional paid-in capital	8,862,522	604,774	9,467,296
Deficit accumulated during the development stage	(9,757,198)	(604,774)	(10,361,972)
Total Stockholders’ Deficiency	(893,545)	-	(893,545)

Until _______________________, 2013, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC registration fee	$5,000
Printing expenses	0
Accounting/administrative fees and expenses	20,000
Blue Sky fees/expenses	0
Legal fees/expenses	25,000
Escrow fees/expenses	0
Transfer Agent fees	0
TOTAL	$50,000

ITEM 14.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.     Article 4 of the Articles of Incorporation of the Company.
2.     Article XI of the Bylaws of the Company.
3.     Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.        RECENT SALES OF UNREGISTERED SECURITIES.

During the last three years, the registrant has sold the following securities that were not registered under the Securities Act of 1933, as follows:

On December 28, 2007, we sold 83,334 restricted shares of our common stock to MMB Trust located in Barbados in consideration of $50,000. The sale was made pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended. The transaction took place outside the United States of America with a non-US person.

On December 30, 2009, we sold 150,000 restricted shares of common stock to Vince Leitao.

On December 31, 2009, we issued 3,000,000 restricted shares of our common stock as follows:

John Cecil	1,200,000
Grace Cecil	1,200,000
Samuel Baker	300,000
Carol Baker	300,000

in exchange for 300 shares of common stock of Rophe which constitute all of the issued and outstanding shares of Rophe common stock.  Rophe thereby became our wholly owned subsidiary corporation.  The shares of common stock were issued pursuant to Regulation S of the Securities Act of 1933, as amended, in that the sale of all the shares of common stock took place outside the United States of America with non-US persons.

On March16, 2010, the Rophe Acquisition payment terms were amended as follows:

$50,000 that was due by January 30, 2010 is to be paid $35,000 by March 5, 2010, and $15,000 by March 31, 2010. $200,000 that was due on March 31, 2010, and $250,000 that was due on April 30, 2010; of the total of $450,000, $400,000 was converted to 3,000,000 shares of common stock on March 16, 2010 and the remaining balance of $50,000 is payable March 31, 2010.

In our first quarter will sold 1,133,664 restricted shares through subscription agreement.

On August 23, 2010, we sold 11,500,000 restricted shares of common stock to the following officers and directors:

Name	Number of Shares	Consideration

Vince Leitao	5,000,000	$500.00
John Cecil	2,500,000	$250.00
Samuel Baker	1,000,000	$100.00
Leonard Steinmetz	3,000,000	$300.00

On August 25, 2010 we sold 2,000,000 shares of common stock to Mary Kricfalusi, one of our officers and directors in consideration of $200.00.

The foregoing shares were issued pursuant to the exemption from registration contained in Reg. S of the Securities Act of 1933, as amended in that the foregoing transactions took place outside the United States of America with non-US persons.

On October 25, 2010 we completed the sale of 1,580,000 Units to five persons at a purchase price of $0.25 per Unit for a total of $395,000.00.  Each Unit was comprised on one restricted share of common stock and one stock purchase warrant.  Each warrant is exercisable for a period of one year from the effective date of a registration statement filed with the SEC.  The exercise price of each warrant is $0.50.  The sales were made pursuant to the exemption from registration contained in Reg. S of the Securities Act of 1933 in that all sales were made outside the United States of America with non-US persons.

On January 14, 2011 we issued 4,000,000 restricted shares of common stock to John Cecil, our CEO and a member of the Board of Directors in consideration of the sum of $400.00.   The shares were issued pursuant to the exemption from registration contained in Reg. S of the Securities Act of 1933 in that the transaction took place outside the United States of America with a non-US person.

On September 22, 2011, we issued 13,604,132 restricted shares of common stock to 15 creditors of Kallo Inc. in consideration of satisfaction of $680,207 in outstanding debt.

On September 22, 2011, we issued restricted shares of common stock to the following individuals:

John Cecil	27,500,000
Vince Leitao	11,000,000
Samuel Baker	6,000,000
Mario D’Souza	5,000,000
Lloyd Chiotti	3,000,000
Rajni Kassett	2,000,000

The foregoing shares of common stock were issued pursuant to the exemption from registration contained in Reg. S of the Securities Act of 1933, as amended, in that all transactions took place outside the United States of America with non-US persons.

On February 1, 2012, our board of director approved the issuance of unregistered shares of common stock to the individuals listed below in the amounts set forth opposite each name:

Sonia Mirbaha - 87,200 shares - for services rendered
Anil K. Goel - 606,181 shares - for settlement of dues
Mansfield Corporation Inc. - 500,000 shares - for services rendered

The foregoing restricted shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended in that each of the transactions took place outside the United States of America with non-US persons.

On February 29, 2012, our board of directors approved the issuance of 23,016,963 unregistered shares of common stock to 15 individuals in consideration of $1,150,848.15.  The foregoing restricted shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that each of the transactions took place outside the United States of America with non-US persons.

             During the quarter ended March 31, 2012, the Company issued 5,000,000 shares of its common stock valued at $350,000 to consultants for the provision of various services to the Company. The foregoing sales were made pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that each of the transactions took place outside the United States of America with non-US persons.

On February 3, 2012, the Company issued 500,000 shares of its common stock to creditors in consideration of satisfaction of $25,000 in outstanding payables.  The foregoing sales were made pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that each of the transactions took place outside the United States of America with non-US persons.

During the quarter ended September 30, 2012, the Company issued 500,000 restricted shares of its common stock to a past officer as compensation for past services rendered. The foregoing sale was made pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

During the quarter ended September 30, 2012, the Company issued 12,815,113 shares of its common stock for cash proceeds of $640,756. The foregoing sales were made pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that each of the transactions took place outside the United States of America with non-US persons.

On July 20, 2012, the Company issued 350,000 restricted shares of common stock to a creditor in consideration of satisfaction for services rendered for a fair value of $24,500.The foregoing sale was made pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that the transactions took place outside the United States of America with non-US persons.

On September 18, 2012, the Company sold 115,641,114 restricted shares of its common stock at $0.0001 to various officers and parties related to them in consideration of satisfaction of $11,564 in outstanding payables and as compensation for future services in the amount of $4,614,080. Because the sale price was below the quoted stock price per share of $0.04 per share at the time, the Company considered $4,614,080 as prepaid compensation which will be recognized as an expense over the lock up period of the restricted shares until August 31, 2013.  The foregoing sales were made pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended, in that each of the transactions took place outside the United States of America with non-US persons.

On September 26, 2012, the Company entered into an investment agreement with Kodiak Capital Group, LLC (“Kodiak”) whereby the company issued 2,000,000 shares of its common stock in exchange for an option to sell up to $2,000,000 worth of shares of the Company at a price equal to eighty percent (80%) of the lowest daily preceding five days Volume Weighted Average Price at the time of exercise and expires six months from inception. The Company recorded a subscription option asset in the amount of $100,000 which was determined to be the fair value of the option on September 26, 2012. On October 24, 2012, Kallo filed a prospectus relating to the resale of up to 50,000,000 shares of common stock issuable to Kodiak for investment banking services pursuant to an Investment Agreement dated September 26, 2012. The foregoing transaction with Kodiak were pursuant to the exemption contained in Section 4(2) of the Securities Act of 1933, as amended.  Kodiak was furnished with the same information that could be found in a Form S-1 registration statement and Kodiak represented it was a sophisticated investor as that term is defined in court cases and releases issued by the Securities and Exchange Commission .

ITEM 16.        EXHIBITS.

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

2.1	Articles of Merger.	8-K	1/21/11	2.1

3.1	Articles of Incorporation.	SB-2	3/05/07	3.1

3.2	Bylaws.	SB-2	3/05/07	3.2

4.1	Specimen Stock Certificate.	SB-2	3/05/07	4.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Option Agreement.	SB-2	3/05/07	10.1

10.2	Lease Agreement.	SB-2	3/05/07	10.1

10.3	Agreement with Rophe Medical Technologies Inc. dated December 11, 2009.	10-K	3/31/10	10.2

10.4	Amended Agreement with Rophe Medical Technologies Inc. dated December 18, 2009.	10-K	3/31/10	10.3

10.5	Amended Agreement with Rophe Medical Technologies Inc. dated March 16, 2010.	10-K	3/31/10	10.4

10.6	Investment Agreement with Kodiak Capital Group, LLC.	S-1	10/24/12	10.6

10.7	Consulting Agreement with Ten Associate LLC.	S-1	5/24/10	10.7

10.8	Employment Agreement with Leonard Steinmetz.	S-1	5/24/10	10.8

10.9	Employment Agreement with Samuel Baker.	S-1	5/24/10	10.9

10.10	Employment Agreement with John Cecil.	S-1	5/24/10	10.10

10.11	Employment Agreement with Mary Kricfalusi.	S-1	5/24/10	10.11

10.12	Employment Agreement with Vince Leitao.	S-1	5/24/10	10.12

10.13	Amended Consulting Agreement with Ten Associate LLC dated October 5, 2010.	8-K	10/14/10	10.13

10.14	Agreement with Jarr Capital Corp.	8-K	11/17/10	10.1

10.15	Agreement with Mary Kricfalusi.	8-K	11/19/10	10.1

10.16	Agreement with Herb Adams.	8-K	11/19/10	10.2

10.17	North American Authorized Agency Agreement with Advanced Software Technologies, Inc.	8-K	12/16/10	10.1

10.18	Amended Agreement with Jarr Capital Corp.	8-K	2/22/11	10.1

10.19	Termination of Employment Agreement with John Cecil.	8-K	2/22/11	10.2

10.20	Termination of Employment Agreement with Vince Leitao.	8-K	2/22/11	10.3

10.21	Termination of Employment Agreement with Samuel Baker.	8-K	2/22/11	10.4

10.22	Services Agreement with Buchanan Associates Computer Consulting Ltd.	10-K	5/18/11	10.1

10.23	Equipment Lease Agreement with Buchanan Associates Computer Consulting Ltd.	10-K	5/18/11	10.2

10.24	Agreement with Mansfield Communications Inc.	10-K	5/18/11	10.3

10.25	Agreement with Watt International Inc.	10-K	5/18/11	10.4

10.26	Pilot EMR Agreement with Nexus Health Management Inc.	10-K	5/18/11	10.5

10.27	2011 Non-Qualified Stock Option Plan.	S-8	6/27/11	10.1

10.28	Multimedia Contractual Agreement with David Miller.	8-K	10/28/11	10.1

10.29	Strategic Alliance Agreement with Petro Data Management Services Limited and Gateway Global Fabrication Ltd.	8-K	11/02/11	10.1

10.30	Independent Contractor Agreement with Savers Drug Mart.	8-K	1/26/12	10.1

10.31	2012 Non-Qualified Stock Option Plan.	S-8	9//12	10.1

14.1	Code of Ethics.	10-K	4/15/08	14.1

16.1	Letter from Kempisty& Company.	8-K	10/27/09	16.1

16.2	Letter from MaloneBailey, LLP.	8-K	3/02/11	16.1

21.1	List of Subsidiary Companies.	10-K	3/31/10	21.1

23.1	Consent of Schwartz Levitsky Feldman LLP.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Audit Committee Charter.	10-K	4/15/08	99.1

99.2	Disclosure Committee Charter.	10-K	4/15/08	99.2

101.INS	XBRL Instance Document.				X

101.SCH	XBRL Taxonomy Extension – Schema.				X

101.CAL	XBRL Taxonomy Extension – Calculations.				X

101.DEF	XBRL Taxonomy Extension – Definitions.				X

101.LAB	XBRL Taxonomy Extension – Labels.				X

101.PRE	XBRL Taxonomy Extension – Presentation.				X

ITEM 17.        UNDERTAKINGS.

A.        The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.
To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

D.	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, Canada on this 31st day of March, 2013.

KALLO INC.
(the “Registrant”)

BY:	JOHN CECIL
John Cecil
Principal Executive Officer, Principal Financial
Officer, Principal Accounting Officer, and a Chairman of the Board of Directors

BY:	VINCE LEITAO
Vince Leitao
President, Chief Operating Officer and a member of the Board of Directors

In accordance with the Securities Act of 1933, this amended Form S-1 registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

JOHN CECIL	Principal Executive Officer, Principal	March 31, 2013
John Cecil	Financial Officer, Principal Accounting Officer,
and Chairman of the Board of Directors

VINCE LEITAO	President, Chief Operating Officer and a member	March 31, 2013
Vince Leitao	of the Board of Directors

SAMUEL BAKER	Corporate Secretary and a member of the Board	March 31, 2013
Samuel Baker	of Directors

LLOYD A. CHIOTTI	Director	March 31, 2013
Lloyd A. Chiotti

EXHIBIT INDEX

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

2.1	Articles of Merger.	8-K	1/21/11	2.1

3.1	Articles of Incorporation.	SB-2	3/05/07	3.1

3.2	Bylaws.	SB-2	3/05/07	3.2

4.1	Specimen Stock Certificate.	SB-2	3/05/07	4.1

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Option Agreement.	SB-2	3/05/07	10.1

10.2	Lease Agreement.	SB-2	3/05/07	10.1

10.3	Agreement with Rophe Medical Technologies Inc. dated December 11, 2009.	10-K	3/31/10	10.2

10.4	Amended Agreement with Rophe Medical Technologies Inc. dated December 18, 2009.	10-K	3/31/10	10.3

10.5	Amended Agreement with Rophe Medical Technologies Inc. dated March 16, 2010.	10-K	3/31/10	10.4

10.6	Investment Agreement with Kodiak Capital Group, LLC.	S-1	10/24/12	10.6

10.7	Consulting Agreement with Ten Associate LLC.	S-1	5/24/10	10.7

10.8	Employment Agreement with Leonard Steinmetz.	S-1	5/24/10	10.8

10.9	Employment Agreement with Samuel Baker.	S-1	5/24/10	10.9

10.10	Employment Agreement with John Cecil.	S-1	5/24/10	10.10

10.11	Employment Agreement with Mary Kricfalusi.	S-1	5/24/10	10.11

10.12	Employment Agreement with Vince Leitao.	S-1	5/24/10	10.12

10.13	Amended Consulting Agreement with Ten Associate LLC dated October 5, 2010.	8-K	10/14/10	10.13

10.14	Agreement with Jarr Capital Corp.	8-K	11/17/10	10.1

10.15	Agreement with Mary Kricfalusi.	8-K	11/19/10	10.1

10.16	Agreement with Herb Adams.	8-K	11/19/10	10.2

10.17	North American Authorized Agency Agreement with Advanced Software Technologies, Inc.	8-K	12/16/10	10.1

10.18	Amended Agreement with Jarr Capital Corp.	8-K	2/22/11	10.1

10.19	Termination of Employment Agreement with John Cecil.	8-K	2/22/11	10.2

10.20	Termination of Employment Agreement with Vince Leitao.	8-K	2/22/11	10.3

10.21	Termination of Employment Agreement with Samuel Baker.	8-K	2/22/11	10.4

10.22	Services Agreement with Buchanan Associates Computer Consulting Ltd.	10-K	5/18/11	10.1

10.23	Equipment Lease Agreement with Buchanan Associates Computer Consulting Ltd.	10-K	5/18/11	10.2

10.24	Agreement with Mansfield Communications Inc.	10-K	5/18/11	10.3

10.25	Agreement with Watt International Inc.	10-K	5/18/11	10.4

10.26	Pilot EMR Agreement with Nexus Health Management Inc.	10-K	5/18/11	10.5

10.27	2011 Non-Qualified Stock Option Plan.	S-8	6/27/11	10.1

10.28	Multimedia Contractual Agreement with David Miller.	8-K	10/28/11	10.1

10.29	Strategic Alliance Agreement with Petro Data Management Services Limited and Gateway Global Fabrication Ltd.	8-K	11/02/11	10.1

10.30	Independent Contractor Agreement with Savers Drug Mart.	8-K	1/26/12	10.1

10.31	2012 Non-Qualified Stock Option Plan.	S-8	9//12	10.1

14.1	Code of Ethics.	10-K	4/15/08	14.1

16.1	Letter from Kempisty& Company.	8-K	10/27/09	16.1

16.2	Letter from MaloneBailey, LLP.	8-K	3/02/11	16.1

21.1	List of Subsidiary Companies.	10-K	3/31/10	21.1

23.1	Consent of Schwartz Levitsky Feldman LLP.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Audit Committee Charter.	10-K	4/15/08	99.1

99.2	Disclosure Committee Charter.	10-K	4/15/08	99.2

101.INS	XBRL Instance Document.				X

101.SCH	XBRL Taxonomy Extension – Schema.				X

101.CAL	XBRL Taxonomy Extension – Calculations.				X

101.DEF	XBRL Taxonomy Extension – Definitions.				X

101.LAB	XBRL Taxonomy Extension – Labels.				X

101.PRE	XBRL Taxonomy Extension – Presentation.				X